                                      AIMCO
                             AIMCO Properties, L.P.
              is offering to purchase limited partnership units in

                         REAL ESTATE ASSOCIATES LIMITED
                           FOR $58.00 PER UNIT IN CASH

Upon the terms and subject to the conditions set forth O herein, we will accept units validly tendered in response to our offer. If units are validly tendered (and not properly withdrawn) and the purchase of those units would result in there being fewer than 320 unitholders in your partnership, we will not purchase any of the units tendered, terminate the offer, and return all units to the tendering limited partners. See "The Offer - Section 2. Acceptance for Payment and Payment for Units" and "-- Section 17. Conditions of the Offer."

Our offer and your withdrawal rights will expire at midnight, New York City time, on October 11 2002, unless we extend the deadline.

You will not pay any partnership transfer fees if you tender your units. You will pay any other fees and costs, including any transfer taxes.

Our offer price will be reduced by the amount of any distributions subsequently made by your partnership prior to the expiration of our offer.

         SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS OFFER TO PURCHASE FOR A DESCRIPTION OF RISK FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH OUR OFFER, INCLUDING THE FOLLOWING:

o Our offer price may not reflect the fair market value of your units. We determined the offer price of $58.00 per unit without any arms-length negotiations. In determining the offer price, we noted that an unaffiliated third party recently offered $35.00 per unit for your units in an offer to purchase up to 800 units.

     (Continued on next page)

                                   ----------

     If you decide to accept our offer, you should complete and sign the enclosed acknowledgment and agreement as instructed in the letter of transmittal, which is attached to this offer to purchase as Annex II. The signed acknowledgment and agreement and any other documents required by the letter of transmittal must be mailed or delivered to River Oaks Partnership Services, Inc., which is acting as Information Agent in connection with our offer, at one of its addresses set forth on the back cover of this offer to purchase. QUESTIONS AND REQUESTS FOR ASSISTANCE OR FOR ADDITIONAL COPIES OF THIS OFFER TO PURCHASE, THE ACKNOWLEDGMENT AND AGREEMENT, OR THE LETTER OF TRANSMITTAL MAY BE DIRECTED TO THE INFORMATION AGENT AT (888) 349-2005.

                               September 16, 2002

(Continued from prior page)

o Your partnership's general partner is a subsidiary of ours, an affiliate of ours is the general partner of two of the Local Partnerships (as defined in the Summary) and an affiliate of ours owns 66.6% interest in the general partner of one other Local Partnership, and another of our affiliates is the property manager for one of the Local Partnership; therefore, the general partner has substantial conflicts of interest with respect to our offer. See "The Offer - Section 13. Certain Information Concerning Your Partnership."

o We are making this offer with a view to making a profit and, therefore, there is a conflict between our desire to purchase your units at a low price and your desire to sell your units at a high price.

o Continuation of your partnership will result in our affiliates continuing to receive management fees from your partnership. Such fees would not be payable if your partnership were liquidated.

o    It is possible that we may conduct a future offer at a higher price.

o For any units that we acquire from you, you will not receive any future distributions from operating cash flow of your partnership or upon a sale or refinancing of property owned by your partnership and the Local Partnerships in which your partnership has an interest.

o The general partner makes no recommendation as to whether you should tender your units.

o If we acquire a substantial number of units, we will increase our ability to influence voting decisions with respect to your partnership and may control such voting decisions, including but not limited to the removal of the general partner of your partnership and most amendments to the partnership agreement.

                     THE INFORMATION AGENT FOR THE OFFER IS:

                      RIVER OAKS PARTNERSHIP SERVICES, INC.

               By Mail:                          By Overnight Courier:                        By Hand:

             P.O. Box 2065                         111 Commerce Road                      111 Commerce Road
     S. Hackensack, NJ 07606-2065                 Carlstadt, NJ 07072                    Carlstadt, NJ 07072
                                              Attn: Reorganization Dept.             Attn: Reorganization Dept.

             By facsimile:                                                          For information please call:

            (201) 460-2889                                                            TOLL FREE (888) 349-2005
                                                                                                 Or
                                                                                           (201) 896-1900

                                TABLE OF CONTENTS

                                                                                                                    Page
                                                                                                                    ----
SUMMARY TERM SHEET....................................................................................................1

RISK FACTORS..........................................................................................................4

   WE DID NOT OBTAIN A THIRD-PARTY VALUATION OR APPRAISAL AND DID NOT DETERMINE OUR OFFER PRICE THROUGH ARMS-LENGTH
      NEGOTIATION.....................................................................................................4
   OUR OFFER PRICE MAY NOT REPRESENT FAIR MARKET VALUE................................................................4
   OUR OFFER PRICE DOES NOT REFLECT FUTURE PROSPECTS..................................................................4
   OUR OFFER PRICE IS BASED ON OUR ESTIMATE OF THE VALUE OF THE DISCOUNTED NET CASH FLOW LIKELY TO BE RECEIVED
      BY YOUR PARTNERSHIP.............................................................................................4
   OUR OFFER PRICE MAY BE LESS THAN LIQUIDATION VALUE.................................................................4
   THERE IS NO ASSURANCE THAT DISTRIBUTIONS WILL BE MADE TO LIMITED PARTNERS..........................................5
   FUTURE TAXABLE INCOME MAY EXCEED DISTRIBUTIONS.....................................................................5
   CONTINUATION OF THE PARTNERSHIP; NO TIME FRAME REGARDING SALE OF PARTNERSHIP INTERESTS.............................5
   CHANGES IN THE LAWS AND POLICIES RELATED TO GOVERNMENT-ASSISTED HOUSING COULD NEGATIVELY AFFECT THE CASH FLOW OF
      THE LOCAL PARTNERSHIPS FURTHER REDUCING THE POTENTIAL FOR CASH DISTRIBUTIONS....................................5
   HOLDING YOUR UNITS MAY RESULT IN GREATER FUTURE VALUE..............................................................6
   YOUR GENERAL PARTNER FACES CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER.........................................6
   YOUR GENERAL PARTNER FACES CONFLICTS OF INTEREST RELATING TO MANAGEMENT FEES.......................................6
   YOUR GENERAL PARTNER IS NOT MAKING A RECOMMENDATION WITH RESPECT TO THIS OFFER.....................................6
   WE MAY MAKE A FUTURE OFFER AT A HIGHER PRICE.......................................................................6
   YOU WILL RECOGNIZE TAXABLE GAIN ON A SALE OF YOUR UNITS............................................................6
   IF YOU TENDER UNITS TO US IN THIS OFFER, YOU WILL NO LONGER BE ENTITLED TO DISTRIBUTIONS FROM YOUR PARTNERSHIP.....7
   IF WE ACQUIRE A SUBSTANTIAL NUMBER OF UNITS IN THIS OFFER, WE COULD CONTROL YOUR PARTNERSHIP.......................7
   IF YOU TENDER ALL OF YOUR UNITS, YOU MAY NOT BE ABLE TO PARTICIPATE IN ANY FINAL LITIGATION RELIEF OR SETTLEMENT...7
   YOU COULD RECOGNIZE GAIN IN THE EVENT OF A REDUCTION IN YOUR PARTNERSHIP'S LIABILITIES.............................7
   YOU MAY BE UNABLE TO TRANSFER YOUR UNITS FOR A 12-MONTH PERIOD.....................................................7
   WE MAY DELAY OUR ACCEPTANCE OF, AND PAYMENT FOR, YOUR UNITS........................................................8
   CHANGES IN THE U.S. FEDERAL TAX LAWS HAVE NEGATED THE PRIMARY ORIGINAL ANTICIPATED BENEFIT OF INVESTING IN THE
      PARTNERSHIP.....................................................................................................8
   PARTNERS COULD RECOGNIZE GAIN OR COD INCOME UPON A FORECLOSURE OR SALE OF AN INTEREST IN A LOCAL PARTNERSHIP.......8

THE OFFER.............................................................................................................8

   SECTION 1.   TERMS OF THE OFFER; EXPIRATION DATE; PRORATION........................................................8
   SECTION 2.   ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS..........................................................9
   SECTION 3.   PROCEDURE FOR TENDERING UNITS........................................................................10
   SECTION 4.   WITHDRAWAL RIGHTS....................................................................................13
   SECTION 5.   EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT; NO SUBSEQUENT OFFERING PERIOD....................13
   SECTION 6.   CERTAIN FEDERAL INCOME TAX MATTERS...................................................................14
   SECTION 7.   EFFECTS OF THE OFFER.................................................................................17
   SECTION 8.   INFORMATION CONCERNING US AND CERTAIN OF OUR AFFILIATES..............................................19
   SECTION 9.   BACKGROUND AND REASONS FOR THE OFFER.................................................................22
   SECTION 10.  POSITION OF THE GENERAL PARTNER OF YOUR PARTNERSHIP WITH RESPECT TO THE OFFER........................27
   SECTION 11.  CONFLICTS OF INTEREST AND TRANSACTIONS WITH AFFILIATES...............................................28
   SECTION 12.  FUTURE PLANS OF THE PURCHASER........................................................................29
   SECTION 13.  CERTAIN INFORMATION CONCERNING YOUR PARTNERSHIP......................................................30
   SECTION 14.  VOTING POWER.........................................................................................36

   SECTION 15.  SOURCE OF FUNDS......................................................................................36
   SECTION 16.  DISSENTERS' RIGHTS...................................................................................37
   SECTION 17.  CONDITIONS OF THE OFFER..............................................................................37
   SECTION 18.  CERTAIN LEGAL MATTERS................................................................................39
   SECTION 19.  FEES AND EXPENSES....................................................................................39

ANNEX I - OFFICERS AND DIRECTORS......................................................................................1

ANNEX II - LETTER OF TRANSMITTAL......................................................................................1

                               SUMMARY TERM SHEET

         This summary term sheet highlights the most material information regarding our offer, but it does not describe all of the details thereof. We urge you to read this entire offer to purchase, which contains the full details of our offer. We have also included in the summary term sheet references to the sections of this offer to purchase where a more complete discussion may be found.

o THE OFFER. Subject to the terms hereof, we are offering to acquire limited partnership interests (units) of Real Estate Associates Limited, your partnership, for $58.00 per unit in cash. See "The Offer--Section 1. Terms of the Offer; Expiration Date; Proration", "The Offer--Section 7. Effects of the Offer" and "The Offer--Section 9. Background and Reasons for the Offer--Determination of Offer Price."

o FACTORS IN DETERMINING THE OFFER PRICE. In determining the offer price per unit we principally considered:

     o The net present value of the anticipated net cash flow likely to be received by your partnership from 2002 through the maturity of the existing mortgage maturity.

     o The fact that the annualized net operating income of the partnership for the first six months of 2002 declined by 8.68%, as compared to 2001.

     o Prices at which units have recently sold to the extent such information is available to us. In connection with this review, we noted that an unaffiliated third party recently offered $35.00 per unit for your units in an offer to purchase up to 800 units.

     o    The absence of a trading market for the units. See "The Offer -
          Section 9. Background and Reasons for the Offer - Comparison of Offer Price to Alternative Consideration."

o PRORATIONS. If more units than can be purchased under the partnership agreement are tendered and not withdrawn, we will accept for payment and pay for those units so tendered, which do not violate the terms of your partnership agreement, pro rata according to the number of units so tendered, with appropriate adjustments to avoid purchases of fractional units. See "The Offer--Section 2. Acceptance for Payment and Payment for Units."

o EXPIRATION DATE. Our offer expires on October 11 2002, unless extended, and you can tender your units until our offer expires. See "The Offer--Section
     1. Terms of the Offer; Expiration Date; Proration."

o RIGHT TO EXTEND THE EXPIRATION DATE. We can extend the offer in our sole discretion, and we will either issue a press release or send you a notice of any such extension. See "The Offer--Section 5. Extension of Tender Period; Termination; Amendment; No Subsequent Offering Period."

o HOW TO TENDER. To tender your units, complete the accompanying acknowledgment and agreement and send it, along with any other documents required by the letter of transmittal which is attached to this offer to purchase as Annex II, to the Information Agent, River Oaks Partnership Services, Inc., at one of the addresses set forth on the back of this offer to purchase. See "The Offer--Section 3. Procedure for Tendering Units."

o WITHDRAWAL RIGHTS. You can withdraw your units at any time prior to the expiration of the offer, including any extensions. In addition, you can withdraw your units at any time on or after November 14, 2002 if we have not already accepted units for purchase and payment. See "The Offer--Section 4. Withdrawal Rights."

o HOW TO WITHDRAW. To withdraw your units, you need to send a notice of withdrawal to the Information Agent, identifying yourself and the units to be withdrawn. See "The Offer--Section 4. Withdrawal Rights."

o TAX CONSEQUENCES. Your sale of units in this offer will be a taxable transaction for federal income tax purposes. The consequences to each limited partner may vary, and you should consult your tax advisor on the precise tax consequences to you. See "The Offer--Section 6. Certain Federal Income Tax Matters."

o AVAILABILITY OF FUNDS. We currently have the necessary cash and a line of credit to consummate the offer. See "The Offer--Section 15. Source of Funds."

o CONDITIONS OF THE OFFER. There are a number of conditions of our offer, including our having adequate cash and borrowings under a line of credit, the absence of competing tender offers, the absence of certain changes in your partnership, the absence of certain changes in the financial markets, and there being at least 320 unit holders outstanding upon the consummation of the offer. See "The Offer--Section 7. Effects of the Offer," and "Section 17. Conditions of the Offer."

o REMAINING AS A LIMITED PARTNER. If you do not tender your units, you will continue to remain a limited partner in your partnership. We have no plans to alter the operations, business or financial position of your partnership or to take your partnership private. See "The Offer--Section 7. Effects of the Offer."

o WHO WE ARE. We are AIMCO Properties, L.P., the main operating partnership of Apartment Investment and Management Company, a New York Stock Exchange listed company ("AIMCO"). See "The Offer--Section 8. Information Concerning Us and Certain of our Affiliates." We and our affiliates currently own no units of your partnership.

o LOCAL PARTNERSHIPS. Your partnership's principal assets are limited partnership interests in nine limited partnerships (the "Local Partnerships"). Each of the Local Partnerships in turn owns a low income housing project, which is subsidized and/or has a mortgage note payable to, or insured by, an agency of the federal government or a local housing agency. Each property owned by the Local Partnerships is referred to herein as a "Property" and collectively as the "Properties."

o CONFLICTS OF INTEREST; MANAGEMENT FEES. Our affiliates receive fees for managing one of the Local Partnerships and its Property, one of our affiliates owns the general partner of two Local Partnerships and has a 66.6% interest in a general partner of one other Local Partnership, and the general partner of your partnership, which is our subsidiary, is entitled to receive management fees and reimbursement of certain expenses involving your partnership. As a result, a conflict of interest exists between continuing the partnership and receiving these fees, and the liquidation of the partnership and the termination of these fees because, if your partnership were liquidated, your general partner would not continue to receive the fees it currently receives. But we do not believe that the liquidation of your partnership is in the best interest of the unitholders and therefore believe that the fees paid to the general partner would continue even if the offer were not consummated. See "The Offer--Section
     11. Conflicts of Interest and Transactions with Affiliates" and "The Offer--Section 13. Certain Information Concerning Your Partnership."

o NO GENERAL PARTNER RECOMMENDATION. The general partner makes no recommendation as to whether you should tender or refrain from tendering your units, and each limited partner should make his or her own decision whether or not to tender. See "The Offer--Section 10. Position of the General Partner of your Partnership with respect to the Offer." But your partnership is the limited partner of the Local Partnerships, and as a result does not control the management of the Local Partnerships. Your general partner does not have the ability to cause the Local Partnerships to sell all or substantially all of the Properties. Moreover, to the extent that your general partner could cause such a sale, at this time your general partner does not believe that selling all or substantially all of the Properties or liquidating the partnership would be in the best interest of the unitholders. See "The Offer--Section 9. Background and Reasons for the Offer."

o ADDITIONAL INFORMATION. For more assistance in tendering your units, please contact our Information Agent at one of the addresses or the telephone number set forth on the back cover page of this offer to purchase.

                                  RISK FACTORS

         Before deciding whether or not to tender any of your units, you should consider carefully the following risks and disadvantages of the offer:

WE DID NOT OBTAIN A THIRD-PARTY VALUATION OR APPRAISAL AND DID NOT DETERMINE OUR OFFER PRICE THROUGH ARMS-LENGTH NEGOTIATION.

         We did not base our valuation of the interests in the Local Partnerships owned by your partnership or the Property owned by the Local Partnerships on any third-party appraisal or valuation. We established the terms of our offer without any arms-length negotiation. The terms of the offer could differ if they were subject to independent third-party negotiations. It is uncertain whether our offer price reflects the value that would be realized upon a sale of your units to a third party.

OUR OFFER PRICE MAY NOT REPRESENT FAIR MARKET VALUE.

         There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of the units. Our offer price does not necessarily reflect the price that you would receive upon a sale of your units in an open market. Such prices could be higher than our offer price. For example, we note that an unrelated third party commenced an offer in August 2002 to acquire up to 800 units in your partnership for $35.00 per unit. Also, units of your partnership have been purchased since January 1, 2000 in secondary markets for prices up to $43.50 per unit as reported by The American Partnership Board (see "Section 9. Background and Reasons for the Offer -- Prices on Secondary Markets").

OUR OFFER PRICE DOES NOT REFLECT FUTURE PROSPECTS.

         Our offer price is based on the income your partnership has received from the Local Partnerships. It does not ascribe any value to potential future improvements in the operating performance of the Property owned by the Local Partnerships.

OUR OFFER PRICE IS BASED ON OUR ESTIMATE OF THE VALUE OF THE DISCOUNTED NET CASH FLOW LIKELY TO BE RECEIVED BY YOUR PARTNERSHIP.

         Our offer price is based on our estimate of the value of the anticipated net cash flow likely to be received by your partnership from the Local Partnerships. We determined the anticipated net cash flow by aggregating the value of the following: (i) available cash and cash equivalents resulting from the operations of the Local Partnerships as distributed to your partnership, and (ii) the net present value of the anticipated net cash flow from 2002 through the maturity of the existing mortgage maturity. Cash flow will be affected by the expiration of any applicable Housing Assistance Payment Contracts (the "HAP Contracts"). In making the foregoing calculations, we assumed that (i) the rental payments under the leases would increase by the maximum amount permitted under any HAP Contract and (ii) upon their expiration, any HAP Contract would not be renewed and that the rental rates under the leases would be at the then fair market rent, which may be more or less than the current amounts charged. We determined appropriate discount rates using our best judgment, but our valuation is a subjective estimate and someone else might apply a different discount rate. Although we believe this method of determination is reasonable for determining the value of units in the partnerships, there are a number of other methods available to value real estate, each of which may result in different valuations of a property. If actual Property income, or different assumptions were used, a higher valuation could result. Other methods of valuing your units could also result in a higher valuation.

OUR OFFER PRICE MAY BE LESS THAN LIQUIDATION VALUE.

         The actual proceeds obtained from liquidation are highly uncertain and could be more or less than our estimate. If your partnership were to sell its assets and liquidate, the value of the assets would be determined through negotiations with third parties, who may use different valuation methods to determine the price of your partnership's assets. Accordingly, our offer price could be higher or lower than the net proceeds that you would realize upon an actual liquidation of your partnership.

THERE IS NO ASSURANCE THAT DISTRIBUTIONS WILL BE MADE TO LIMITED PARTNERS

         The Local Partnerships have not made any material distributions to the partnership since 1999, and the general partners do not expect Local Partnerships to make distributions in the future.

FUTURE TAXABLE INCOME MAY EXCEED DISTRIBUTIONS.

         For the foreseeable future, the Local Partnerships may generate taxable income for the partnership but will probably not distribute sufficient cash to the partnership to enable the partnership to distribute cash to the limited partners to enable them to pay resulting tax liabilities.

CONTINUATION OF THE PARTNERSHIP; NO TIME FRAME REGARDING SALE OF PARTNERSHIP INTERESTS.

         Your general partner, which is our subsidiary, is proposing to continue to operate your partnership and not to attempt to liquidate it at the present time. The original prospectus offering units in your partnership in 1978 anticipated that the interests in the Local Partnerships owned by your partnership would not be sold for twenty years or longer. It would be difficult, if not impossible, for your general partner to liquidate the partnership at this time under the terms of the partnership agreement. Your partnership is a limited partner in the Local Partnerships. In six of the Local Partnerships, neither we nor your general partner is affiliated with the general partners of the Local Partnerships. In these six Local Partnerships, we are not involved with the management, long term planning, or liquidation decisions for the Properties. The non-affiliated general partners in these Local Partnerships control the management and liquidation decisions for their Properties and receive annual fees for the management of these Properties. It is not known when these Properties may be sold or liquidated or if they will be sold or liquidated before the termination of the Local Partnerships. The partnership agreements for the Local Partnerships provide that these partnership terminate on varying dates between 2028 and 2050. There may be no way to liquidate your investment in the partnership until the Properties are sold and the partnership is liquidated at the expiration of the term of your partnership, which is December 31, 2031.

         If the partnership liquidated before the Local Partnerships liquidated, the general partner is of the opinion that the distribution of limited partnership interests held by the partnership would decrease the benefits of holding a portfolio of different properties, and could increase expenses of ownership of the Local Partnerships, for example, by causing the Local Partnerships to be held directly by the limited partners, with separate reporting obligations, including potential reporting obligations with the Securities and Exchange Commission. The general partner has concluded that it would be neither feasible nor in the limited partners' best interest to force the liquidation of the partnership.

         With respect to the three Local Partnerships in which the general partner is our affiliate, the general partners of your partnership and of such Local Partnerships continually consider whether a Property should be sold or otherwise disposed of after consideration of relevant factors, including prevailing economic conditions, availability of favorable financing and tax considerations, with a view to achieving maximum capital appreciation of these Properties. At the current time, the general partner of your partnership believes that a sale of the Property owned by such Local Partnerships would not be advantageous given market conditions, the condition of the Property and tax considerations. In particular, the general partner considered the changes in the local rental markets, the potential for appreciation in the value of a Property and the tax consequences to the partners on a sale of Property. We cannot predict when any of these Properties will be sold or otherwise disposed of.

CHANGES IN THE LAWS AND POLICIES RELATED TO GOVERNMENT-ASSISTED HOUSING COULD NEGATIVELY AFFECT THE CASH FLOW OF THE LOCAL PARTNERSHIPS FURTHER REDUCING THE POTENTIAL FOR FUTURE CASH DISTRIBUTIONS.

         Each of the Properties was originally eligible for mortgage interest subsidies and rent supplements from governmental agencies, which made it possible to offer many of the dwelling units to eligible "low income" tenants at a cost significantly below the market rate for comparable conventionally financed dwellings in the area. In 1997, the Multi-family Assisted Housing Reform and Affordability Act ("MAHRAA") was passed, which provides that to the extent that rents are above market, as may be the case with some or all of the Properties, the amount of the mortgage interest subsidies and rent supplements paid by the federal, state or local administrating governmental agency will be reduced. The restructuring of the Properties' subsidies and supplements will occur, if at all, on a Property by Property basis over time. While MAHRAA also contemplates a restructuring of the mortgage loans to reduce the current debt service on the mortgage loans, it is expected that the combination of the reduced payment from the HAP Contracts and the restructuring of the mortgage loans will result in a significant reduction in the cash flow to the Local Partnerships. Furthermore, because the general partner of the Local Partnership will control the restructuring negotiations, and most of the general partners of the Local Partnerships' income results from their management fees, there can be no assurance that any restructuring negotiated by general partners of the Local Partnerships would optimize cash flow to the partnership or result in any cash distributions to the partnership, which could subsequently be distributed to the limited partners. Moreover, there are a number of uncertainties as to the restructuring process, including potential for adverse tax consequences to the limited partners and the general partners of the Local Partnerships. We are affiliated with three general partners of the Local Partnerships, and expect that such general partner will consent to any restructuring proposed by us. See "The Offer - Section 13. Certain Information Concerning Your Partnership - Regulatory Arrangements."

HOLDING YOUR UNITS MAY RESULT IN GREATER FUTURE VALUE.

         Although a liquidation of your partnership is not currently contemplated in the near future, you might receive more value if you retain your units until your partnership is liquidated.

YOUR GENERAL PARTNER FACES CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER.

         The general partner of your partnership is our subsidiary and, therefore, has substantial conflicts of interest with respect to our offer. We are making this offer with a view to making a profit. There is a conflict between our desire to purchase your units at a low price and your desire to sell your units at a high price. We determined our offer price without negotiation with any other party, including any general or limited partner.

YOUR GENERAL PARTNER FACES CONFLICTS OF INTEREST RELATING TO MANAGEMENT FEES.

         Because our subsidiary receives a fee for managing your partnership, one of our affiliates receives a fee for managing a Local Partnership and its Property, and one of our affiliates owns the general partner of two Local Partnerships and has a 66.6% interest in a general partner of one other Local Partnership, a conflict of interest exists between continuing the partnership and receiving such fees, and the liquidation of the partnership and the termination of such fees. Also, a decision of the limited partners of your partnership to remove, for any reason, the general partner of your partnership would result in a decrease or elimination of the substantial fees to which it is entitled for services provided to your partnership.

YOUR GENERAL PARTNER IS NOT MAKING A RECOMMENDATION WITH RESPECT TO THIS OFFER.

         The general partner of your partnership makes no recommendation as to whether or not you should tender or refrain from tendering your units. You must make your own decision whether or not to participate in the offer based upon a number of factors, including several factors that may be personal to you, such as your financial position, your need or desire for liquidity, your preferences regarding the timing of when you might wish to sell your units, other financial opportunities available to you, and your tax position and the tax consequences to you of selling your units.

WE MAY MAKE A FUTURE OFFER AT A HIGHER PRICE.

         It is possible that we may conduct a future offer at a higher price. Such a decision will depend on, among other things, the performance of the partnership, the performance of the Local Partnerships, prevailing economic conditions, and our interest in acquiring additional units.

YOU WILL RECOGNIZE TAXABLE GAIN ON A SALE OF YOUR UNITS.

         Your sale of units for cash will be a taxable sale, with the result that you will recognize taxable gain or loss measured by the difference between the amount realized on the sale and your adjusted tax basis in the units of limited partnership interest of your partnership you transfer to us. The "amount realized" with respect to a unit of limited partnership interest you transfer to us will be equal to the sum of the amount of cash received by you for the unit sold pursuant to the offer plus the amount of partnership liabilities allocable to the unit. The particular tax consequences for you of our offer will depend upon a number of factors related to your tax situation, including your tax basis in the units you transfer to us, whether you dispose of all of your units, and whether you have available suspended passive losses, credits or other tax items to offset any gain recognized as a result of your sale of your units. Therefore, depending on your basis in the units and your tax position, your taxable gain and any tax liability resulting from a sale of units to us pursuant to the offer could exceed our offer price. Because the income tax consequences of tendering units will not be the same for everyone, you should consult your own tax advisor to determine the tax consequences of the offer to you.

IF YOU TENDER UNITS TO US IN THIS OFFER, YOU WILL NO LONGER BE ENTITLED TO DISTRIBUTIONS FROM YOUR PARTNERSHIP.

         If you tender your units in response to our offer, you will transfer to us all right, title and interest in and to all of the units we accept, and the right to receive all distributions in respect of such units on and after the date on which we accept such units for purchase. Accordingly, for any units that we acquire from you, you will not receive any future distributions from operating cash flow of your partnership or upon a sale of the Property or the interests in the Local Partnerships or a refinancing of any of the debt of any Local Partnership.

IF WE ACQUIRE A SUBSTANTIAL NUMBER OF UNITS IN THIS OFFER, WE COULD CONTROL YOUR PARTNERSHIP.

         Decisions with respect to the day-to-day management of your partnership are the responsibility of the general partner. Because the general partner of your partnership is our subsidiary, we control the management of your partnership. Under your partnership's agreement of limited partnership, limited partners holding a majority of the outstanding units must approve certain extraordinary transactions, including the removal of the general partner, most amendments to the partnership agreement and the sale of all or substantially all of your partnership's assets. We and our affiliates own less than one percent of the outstanding limited partner units of your partnership. If we acquire more than a majority of the outstanding limited partner units, we will have the ability to control such votes of the limited partners.

IF YOU TENDER ALL OF YOUR UNITS, YOU MAY NOT BE ABLE TO PARTICIPATE IN ANY FINAL LITIGATION RELIEF OR SETTLEMENT.

         Certain legal actions have been filed alleging, among other things, breaches of fiduciary duty by your partnership's general partner and certain of its affiliates. These legal actions predated AIMCO's acquisition of your general partner. Although we cannot predict the precise outcome of these actions or the precise nature of any final relief or settlement with respect to these actions, a limited partner who tenders his units in the offer may not participate in or benefit from such relief or any settlement. There can be no assurance that a limited partner would not realize greater value for his units by not tendering his units in our offer, and participating in any such relief or settlement.

YOU COULD RECOGNIZE GAIN IN THE EVENT OF A REDUCTION IN YOUR PARTNERSHIP'S LIABILITIES.

         Generally, a decrease in your share of partnership liabilities is treated, for federal income tax purposes, as a deemed cash distribution. Although the general partner of your partnership does not have any current plan or intention to reduce the liabilities of your partnership, it is possible that future economic, market, legal, tax or other considerations may cause the general partner to reduce the liabilities of your partnership. If you retain all or a portion of your units and the liabilities of your partnership were to be reduced, you would be treated as receiving a hypothetical distribution of cash resulting from a decrease in your share of the liabilities of the partnership. Any such hypothetical distribution of cash would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in your units and thereafter as gain. Gain recognized by you on the disposition of retained units with a holding period of 12 months or less may be classified as short-term capital gain and subject to taxation at ordinary income tax rates.

YOU MAY BE UNABLE TO TRANSFER YOUR UNITS FOR A 12-MONTH PERIOD.

         Your partnership's agreement of limited partnership prohibits any transfer of an interest if such transfer, together with all other transfers during the preceding 12 months, would cause 50% or more of the total interest in capital and profits of your partnership to be transferred within such 12-month period. During the last 12 months, one percent or less of the total interest in capital and profits of your partnership has been transferred. If more units are validly tendered and not withdrawn, that would cause more than 50% of the total interest in capital and profits of your partnership to be transferred within a 12-month period, we will accept for payment and pay for those units so tendered pro rata according to the number of units so tendered, with appropriate adjustments to avoid purchases of fractional units. We are offering to purchase the maximum amount of units allowed to be purchased under the partnership agreement, given its prohibition on transferring units that exceed 50% of all transfers during the preceding twelve months. If we acquire a significant percentage of the interest in your partnership, you may not be able to transfer your units for a 12-month period following our offer.

WE MAY DELAY OUR ACCEPTANCE OF, AND PAYMENT FOR, YOUR UNITS.

         We reserve the right to extend the period of time during which our offer is open and thereby delay acceptance for payment of any tendered units. The offer may be extended, and no payment will be made in respect of tendered units until the expiration of the offer and acceptance of units for payment.

CHANGES IN THE U.S. FEDERAL TAX LAWS HAVE NEGATED THE PRIMARY ORIGINAL ANTICIPATED BENEFIT OF INVESTING IN THE PARTNERSHIP.

         The partnership's investment in the Properties was initially structured primarily to obtain tax deductions to shelter income from other sources and not to provide cash distributions. The partnership has substantially fulfilled its original objective of providing tax deductions to the limited partners. The partnership has generated tax losses equal to at least 335%, plus investment tax credit of 10%, of each limited partner's equity investment since the inception of the partnership through December 31, 2001 (assuming a limited partner claimed such deduction in accordance with the passive loss transitional relief rules contained in the Tax Reform Act of 1986 and in connection with property distributions).

PARTNERS COULD RECOGNIZE GAIN OR COD INCOME UPON A FORECLOSURE OR SALE OF AN INTEREST IN A LOCAL PARTNERSHIP.

         As of December 31, 2001, the Local Partnerships were obligated to repay approximately $13,618,764 of mortgage indebtedness. If any Local Partnership defaults on its obligation, and the holder of the obligation successfully forecloses on the interest in the Property held by one or more Local Partnerships, the Local Partnerships will recognize taxable gain upon the transfer of the property in satisfaction of the mortgage. The amount of such gain is equal to the excess of the sum of the amount due under the indebtedness over the partnership's basis in the property. A Local Partnership also may recognize cancellation of debt ("COD") income in connection with such a foreclosure if it is unable to satisfy all of its other indebtedness. In addition, a liquidation of a Local Partnership subsequent to such a foreclosure also may result in the recognition of gain by your partnership. The amount of such gain will be equal to the excess of (1) the amounts received by the partnership from the Local Partnership, plus (2) your partnership's share of the Local Partnership's liabilities, over (3) your partnership's basis in its Local Partnership interest after adjustment for any gain and COD income recognized in connection with foreclosure of the Local Partnership's property. See "The Offer
- Section 6. Certain Federal Income Tax Matters - Tax Consequences of Foreclosure." Limited partners should consult their tax advisors regarding the tax consequences to them.

                                    THE OFFER

1. TERMS OF THE OFFER; EXPIRATION DATE; PRORATION

         We are offering to acquire limited partnership units in your partnership for $58.00 per unit in cash, upon the terms and subject to the conditions of the offer. The purchase price per unit will be automatically reduced by the aggregate amount of distributions per unit, if any, made by your partnership on or after the commencement of our offer and prior to the date on which we acquire your units pursuant to our offer. If the offer price is reduced in this manner, we will notify you and, if necessary, we will extend the offer period so that you will have at least ten business days from the date of our notice to withdraw the units.

         If, prior to the expiration date, we increase the consideration offered pursuant to the offer, everyone whose units are accepted in the offer will receive the increased consideration, regardless of whether the units were tendered prior to the increase in offer consideration.

         Upon the terms and subject to the conditions of the offer, we will accept (and thereby purchase) units that are validly tendered on or prior to the expiration date and not withdrawn in accordance with the procedures set forth in "The Offer--Section 4. Withdrawal Rights." For purposes of the offer, the term "expiration date" shall mean midnight, New York City time, on October 11, 2002 unless we in our sole discretion shall have extended the period of time for which the offer is open, in which event the term "expiration date" shall mean the latest time and date on which the offer, as extended by us, shall expire. See "The Offer--Section 5. Extension of Tender Period; Termination; Amendment; No Subsequent Offering Period," for a description of our right to extend the period of time during which the offer is open and to amend or terminate the offer.

         If more units than can be purchased under your partnership agreement are tendered and not withdrawn, we will accept for payment and pay for those units so tendered, which do not violate the terms of your partnership agreement, pro rata according to the number of units so tendered, with appropriate adjustments to avoid purchases of fractional units. See "The Offer - Section 2. Acceptance for Payment and Payment for Units."

         THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF UNITS BEING TENDERED. However, the offer is conditioned on satisfaction of certain conditions, including among other things, there being at least 320 unitholders remaining after our purchase of all units validly tendered and not properly withdrawn prior to the expiration date in accordance with the procedures set forth in "The Offer--Section 4. Withdrawal Rights." See "The Offer--Section 17. Conditions of the Offer," which sets forth in full the conditions of the offer. We reserve the right (but in no event shall we be obligated) to waive any or all of those conditions. If, on or prior to the expiration date, any or all of the conditions have not been satisfied or waived, we reserve the right to (i) decline to purchase any of the units tendered, terminate the offer and return all tendered units to tendering limited partners, (ii) waive all the unsatisfied conditions and purchase, subject to the terms of the offer, any and all units validly tendered, (iii) extend the offer and, subject to your withdrawal rights, retain the units that have been tendered during the period or periods for which the offer is extended, or (iv) amend the offer. In accordance with the terms of the partnership agreement, the transfer of units will be effective on the last day of the calendar month following receipt by the partnership of the written notice of transfer.

         This offer is being mailed on or about September 16, 2002 to the persons shown by your partnership's records to have been limited partners as of September 11, 2002.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS.

         Upon the terms and subject to the conditions of the offer, we will purchase, by accepting for payment, and will pay for, units validly tendered as promptly as practicable following the expiration date. In all cases, payment for units purchased pursuant to the offer will be made only after timely receipt by the Information Agent of a properly completed and duly executed acknowledgment and agreement and other documents required by the letter of transmittal attached as Annex II. The purchase price per unit will automatically be reduced by the aggregate amount of distributions per unit, if any, made by your partnership on or after the commencement of our offer and prior to the date on which we acquire your units pursuant to our offer. See "The Offer--Section 3. Procedure for Tendering Units." UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT.

         We will, upon the terms and subject to the conditions of the offer, accept for payment and pay for units validly tendered, with appropriate adjustments to avoid purchases that would violate the agreement of limited partnership of your partnership and any relevant procedures or regulations promulgated by the general partner or applicable law. In some circumstances, we may pay you the full offer price and accept an assignment of your right to receive distributions and other payments and an irrevocable proxy in respect of the units and defer, perhaps indefinitely, the transfer of ownership of the units on the partnership books.

         Your partnership's agreement of limited partnership prohibits any transfer of an interest if such transfer, together with all other transfers during the preceding 12 months, would cause 50% or more of the total interest in capital and profits of your partnership to be transferred within such 12-month period. During the last 12 months, one percent or less of the total interest in capital and profits of your partnership has been transferred. If more units are validly tendered and not withdrawn, that would cause more than 50% of the total interest in capital and profits of your partnership to be transferred within a 12-month period, we will accept for payment and pay for those units so tendered pro rata according to the number of units so tendered, with appropriate adjustments to avoid purchases of fractional units. We are offering to purchase the maximum amount of units allowed to be purchased under the partnership agreement, given its prohibition on transferring units that exceed 50% of all transfers during the preceding twelve months. If we acquire a significant percentage of the interest in your partnership, you may not be able to transfer your units for a 12-month period following our offer.

         If the number of units validly tendered and not properly withdrawn on or prior to the expiration date is less than or equal to the maximum number we can purchase under the partnership agreement, we will purchase all units so tendered and not withdrawn, upon the terms and subject to the conditions of the offer. But if more units than can be purchased under the partnership agreement are so tendered and not withdrawn, we will accept for payment and pay for those units so tendered which do not violate the terms of your partnership agreement, pro rata according to the number of units so tendered, with appropriate adjustments to avoid purchases of fractional units.

         If proration of tendered units is required, then, subject to our obligation under Rule 14e-1(c) under the Securities Exchange Act of 1934 (the "Exchange Act") to pay limited partners the purchase price in respect of units tendered or return those units promptly after termination or withdrawal of the offer, we do not intend to pay for any units accepted for payment pursuant to the offer until the final proration results are known. Notwithstanding any such delay in payment, no interest will be paid on the offer price.

         For purposes of the offer, we will be deemed to have accepted for payment pursuant to the offer, and thereby purchased, validly tendered units, if, as and when we give verbal or written notice to the Information Agent of our acceptance of those units for payment pursuant to the offer. Payment for units accepted for payment pursuant to the offer will be made through the Information Agent, which will act as agent for tendering limited partners for the purpose of receiving cash payments from us and transmitting cash payments to tendering limited partners.

         If any tendered units are not accepted for payment by us for any reason, the acknowledgment and agreement with respect to such units not purchased may be destroyed by the Information Agent or us or returned to you. You may withdraw tendered units until the expiration date (including any extensions). In addition, if we have not accepted units for payment by November 14, 2002, you may then withdraw any tendered units. After the expiration date, the Information Agent may, on our behalf, retain tendered units, and those units may not be otherwise withdrawn, if, for any reason, acceptance for payment of, or payment for, any units tendered pursuant to the offer is delayed or we are unable to accept for payment, purchase or pay for units tendered pursuant to the offer. Any such action is subject, however, to our obligation under Rule 14e-1(c) under the Exchange Act to pay you the offer price in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

         We reserve the right to transfer or assign, in whole or in part, to one or more of our affiliates, the right to purchase units tendered pursuant to the offer, but no such transfer or assignment will relieve us of our obligations under the offer or prejudice your rights to receive payment for units validly tendered and accepted for payment pursuant to the offer.

3. PROCEDURE FOR TENDERING UNITS.

         VALID TENDER. To validly tender units pursuant to the offer, a properly completed and duly executed acknowledgment and agreement and any other documents required by the letter of transmittal attached as Annex II must be received by the Information Agent, at one of its addresses set forth on the back cover of this offer to purchase, on or prior to the expiration date. You may tender all or any portion of your units. No alternative, conditional or contingent tenders will be accepted.

         SIGNATURE REQUIREMENTS. If the acknowledgment and agreement is signed by the registered holder of a unit and payment is to be made directly to that holder, then no signature guarantee is required on the acknowledgment and agreement. Similarly, if a unit is tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank, savings bank, credit union, savings and loan association or trust company having an office, branch or agency in the United States (each an "Eligible Institution"), no signature guarantee is required on the acknowledgment and agreement. However, in all other cases, all signatures on the acknowledgment and agreement must be guaranteed by an Eligible Institution.

         In order for you to tender in the offer, your units must be validly tendered and not withdrawn on or prior to the expiration date.

         THE METHOD OF DELIVERY OF THE ACKNOWLEDGMENT AND AGREEMENT AND ALL OTHER REQUIRED DOCUMENTS IS AT YOUR OPTION AND RISK, AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE INFORMATION AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

         APPOINTMENT AS PROXY; POWER OF ATTORNEY. By executing the acknowledgment and agreement, you are irrevocably appointing us and our designees as your proxy, in the manner set forth in the acknowledgment and agreement and each with full power of substitution, to the fullest extent of your rights with respect to the units tendered by you and accepted for payment by us. Each such proxy shall be considered coupled with an interest in the tendered units. Such appointment will be effective when, and only to the extent that, we accept the tendered units for payment. Upon such acceptance for payment, all prior proxies given by you with respect to the units will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective). We and our designees will, as to those units, be empowered to exercise all voting and other rights as a limited partner as we, in our sole discretion, may deem proper at any meeting of limited partners, by written consent or otherwise. We reserve the right to require that, in order for units to be deemed validly tendered, immediately upon our acceptance for payment of the units, we must be able to exercise full voting rights with respect to the units, including voting at any meeting of limited partners and/or limited partners then scheduled or acting by written consent without a meeting. By executing the acknowledgment and agreement, you agree to execute all such documents and take such other actions as shall be reasonably required to enable the units tendered to be voted in accordance with our directions. The proxy and power of attorney granted by you to us will remain effective and be irrevocable for a period of ten years following the termination of our offer.

         By executing the acknowledgment and agreement, you also irrevocably constitute and appoint us and our designees as your attorneys-in-fact, each with full power of substitution, to the full extent of your rights with respect to the units tendered by you and accepted for payment by us. Such appointment will be effective when, and only to the extent that, we pay for your units and will remain effective and be irrevocable for a period of ten years following the termination of our offer. You will agree not to exercise any rights pertaining to the tendered units without our prior consent. Upon such payment, all prior powers of attorney granted by you with respect to such units will, without further action, be revoked, and no subsequent powers of attorney may be granted (and if granted will not be effective). Pursuant to such appointment as attorneys-in-fact, we and our designees each will have the power, among other things, (i) to transfer ownership of such units on the partnership books maintained by your general partner (and execute and deliver any accompanying evidences of transfer and authenticity it may deem necessary or appropriate in connection therewith), (ii) upon receipt by the Information Agent of the offer consideration, to become a substituted limited partner, to receive any and all distributions made by your partnership on or after the date on which we acquire such units, and to receive all benefits and otherwise exercise all rights of beneficial ownership of such units in accordance with the terms of our offer,
(iii) to execute and deliver to the general partner of your partnership a change of address form instructing the general partner to send any and all future distributions to which we are entitled pursuant to the terms of the offer in respect of tendered units to the address specified in such form, and (iv) to endorse any check payable to you or upon your order representing a distribution to which we are entitled pursuant to the terms of our offer, in each case in your name and on your behalf.

         By executing the acknowledgment and agreement, you will irrevocably constitute and appoint us and any of our designees as your true and lawful agent and attorney-in-fact with respect to such units, with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest), to withdraw any or all of such units that have been previously tendered in response to any other tender or exchange offer, provided that the price per unit we are offering is equal to or higher than the price per unit being offered in the other tender or exchange offer. Such appointment is effective upon the execution and receipt of the acknowledgment and agreement and shall continue to be effective unless and until you validly withdraw such units from this offer.

         ASSIGNMENT OF INTEREST IN FUTURE DISTRIBUTIONS. By executing the acknowledgment and agreement, you will irrevocably sell, assign, transfer, convey and deliver to, or upon the order of, AIMCO Properties, all of your right, title and interest in and to such units tendered that are accepted for payment pursuant to the offer, including, without limitation, (i) all of your interest in the capital of your partnership, and interest in all profits, losses and distributions of any kind to which you shall at any time be entitled in respect of your ownership in the units, including, without limitation, distributions in the ordinary course, distributions from sales of assets, distributions upon liquidation, winding-up or dissolution, payments in settlement of existing or future litigation, damages paid in connection with any existing or future litigation and all other distributions and payments made from and after the expiration date, in respect of the units tendered by you and accepted for payment and thereby purchased by us; (ii) all other payments, if any, due or to become due to you in respect of the units, under or arising out of your partnership's agreement of limited partnership or any agreement pursuant to which the units were sold (the "Purchase Agreement"), whether as contractual obligations, damages, insurance proceeds, condemnation awards or otherwise;
(iii) all of your claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under or arising out of your partnership's agreement of limited partnership, the Purchase Agreement or your ownership of the units, including, without limitation, any and all voting rights, rights of first offer, first refusal or similar rights, and rights to be substituted as a limited partner of your partnership; and (iv) all of your past, present and future claims, if any, whether on behalf of your partnership, individually or on behalf of a putative class (including without limitation any claims against limited partners of the partnership, the general partner(s) and/or any affiliates thereof), under, arising out of or related to your partnership's agreement of limited partnership, the Purchase Agreement, your status as a limited partner, the terms or conditions of this offer, the management of your partnership, monies loaned or advanced, services rendered to your partnership or its partners, or any other claims arising out of or related to your ownership of the units. If, after the unit is accepted for payment and purchased by us, you receive any distribution from any source and of any nature, including, without limitation, distributions in the ordinary course, distributions from sales of assets, distributions upon liquidation, winding-up or dissolution, payments in settlement of existing or future litigation and all other distributions and payments, from your partnership in respect of such unit, you will agree to forward promptly such distribution to us.

         DETERMINATION OF VALIDITY; REJECTION OF UNITS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of units pursuant to our offer will be determined by us, in our reasonable discretion, which determination shall be final and binding on all parties. We reserve the absolute right to reject any or all tenders of any particular unit determined by us not to be in proper form or if the acceptance of or payment for that unit may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender with respect to any particular unit of any particular limited partner, and to waive or amend any of the conditions of the offer that we are legally permitted to waive as to the tender of any particular unit, provided that if we waive any condition with respect to one unit, we will waive such condition as to all units. Our interpretation of the terms and conditions of the offer (including the acknowledgment and agreement and the letter of transmittal) will be final and binding on all parties. No tender of units will be deemed to have been validly made unless and until all defects and irregularities have been cured or waived. Neither we, the Information Agent, nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any unit or will incur any liability for failure to give any such notification.

         BACKUP FEDERAL INCOME TAX WITHHOLDING. To prevent the possible application of back-up federal income tax withholding of 30% with respect to payment of the offer price, you may have to provide us with your correct taxpayer identification number. See the instructions to the acknowledgment and agreement set forth in the letter of transmittal attached as Annex II and "The Offer--Section 6. Certain Federal Income Tax Matters."

         FIRPTA WITHHOLDING. To prevent the withholding of federal income tax in an amount equal to 10% of the amount realized on the disposition (the amount realized is generally the offer price plus the partnership liabilities allocable to each unit purchased), you must certify that you are not a foreign person if you tender units. See the instructions to the acknowledgment and agreement set forth in the letter of transmittal attached as Annex II and "The Offer--Section
6. Certain Federal Income Tax Matters."

         TRANSFER TAXES. The amount of any transfer taxes (whether imposed on the registered holder of units or any person) payable on account of the transfer of units will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted.

         BINDING AGREEMENT. A tender of a unit pursuant to any of the procedures described above and the acceptance for payment of such unit will constitute a binding agreement between the tendering limited partner and us on the terms set forth in this offer to purchase and the related acknowledgment and agreement and letter of transmittal.

4. WITHDRAWAL RIGHTS.

         You may withdraw your tendered units at any time prior to our acceptance of such units for payment.

         For a withdrawal to be effective, a written notice of withdrawal must be timely received by the Information Agent at one of its addresses set forth on the back cover of the offer to purchase. Any such notice of withdrawal must specify the name of the person who tendered, the number of units to be withdrawn and the name of the registered holder of such units, if different from the person who tendered. In addition, the notice of withdrawal must be signed by the person who signed the acknowledgment and agreement in the same manner as the acknowledgment and agreement was signed.

         If purchase of, or payment for, a unit is delayed for any reason, or if we are unable to purchase or pay for a unit for any reason, then, without prejudice to our rights under the offer, tendered units may be retained by the Information Agent; subject, however, to our obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay the offer price in respect of units tendered or return those units promptly after termination or withdrawal of our offer.

         Any units properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of our offer. However, withdrawn units may be re-tendered at any time prior to the expiration date by following the procedures described in "The Offer--Section 3. Procedure for Tendering Units."

         All questions as to the validity and form (including time of receipt) of notices of withdrawal will be determined by us in our reasonable discretion, which determination will be final and binding on all parties. Neither the Information Agent, any other person, nor we will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5. EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT; NO SUBSEQUENT OFFERING PERIOD.

         We expressly reserve the right, in our reasonable discretion (i) to extend the period of time during which our offer is open and thereby delay acceptance for payment of, and the payment for, any unit, (ii) to terminate the offer and not accept any units not theretofore accepted for payment or paid for if any of the conditions of the offer are not satisfied or if any event occurs that might reasonably be expected to result in a failure to satisfy such conditions, (iii) upon the occurrence of any of the conditions specified in "The Offer--Section 17. Conditions of the Offer," or any event that might reasonably be expected to result in such occurrence, to delay the acceptance for payment of, or payment for, any units not already accepted for payment or paid for, and
(iv) to amend our offer in any respect (including, without limitation, by increasing or decreasing the consideration offered, increasing or decreasing the units being sought, or both). Notice of any such extension, termination or amendment will promptly be disseminated to you in a manner reasonably designed to inform you of such change. In the case of an extension of the offer, the extension may be followed by a press release or public announcement which will be issued no later than 9:00 a.m., New York City time, on the next business day after the scheduled expiration date of our offer, in accordance with Rule 14e-1(d) under the Exchange Act.

         The offer may be extended or delayed, and no payment will be made in respect of the tendered units until the expiration of the offer and the acceptance of units for payment. If we extend the offer, or if we delay payment for a unit (whether before or after its acceptance for payment) or are unable to pay for a unit pursuant to our offer for any reason, then, without prejudice to our rights under the offer, the Information Agent may retain tendered units and those units may not be withdrawn except to the extent tendering limited partners are entitled to withdrawal rights as described in "The Offer--Section 4. Withdrawal Rights," subject, however, to our obligation, pursuant to Rule 14e-l(c) under the Exchange Act, to pay the offer price in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

         If we make a material change in the terms of our offer, or if we waive a material condition to our offer, we will extend the offer and disseminate additional tender offer materials to the extent required by Rules 14d-4 and 14e-1 under the Exchange Act. The minimum period during which the offer must remain open following any material change in the terms of the offer, other than a change in price or a change in percentage of securities sought or a change in any dealer's soliciting fee, if any, will depend upon the facts and circumstances, including the materiality of the change, but generally will be five business days. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee, if any, a minimum of ten business days from the date of such change is generally required to allow for adequate dissemination to limited partners. Accordingly, if, prior to the expiration date, we increase (other than increases of not more than two percent of the outstanding units) or decrease the number of units being sought, or increase or decrease the offer price, and if the offer is scheduled to expire at any time earlier than the tenth business day after the date that notice of such increase or decrease is first published, sent or given to limited partners, the offer will be extended at least until the expiration of such ten business days. As used in the offer to purchase, "business day" means any day other than a Saturday, Sunday or a Federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

         Pursuant to Rule 14d-11 under the Exchange Act, subsequent offering periods may be provided in tender offers for "any and all" outstanding units of a partnership. A subsequent offering period is an additional period of from three to twenty business days following the expiration date of the offer, including any extensions, in which limited partners may continue to tender units not tendered in the offer for the offer price. Because of the remote possibility that we may purchase fewer than all units tendered, a subsequent offering period is not available to us.

6. CERTAIN FEDERAL INCOME TAX MATTERS.

         The following summary is a general discussion of certain of the United States federal income tax consequences of the offer that may be relevant to (i) limited partners who tender some or all of their units for cash pursuant to our offer, and (ii) limited partners who do not tender any of their units pursuant to our offer. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), Treasury Regulations, rulings issued by the Internal Revenue Service (the "IRS"), and judicial decisions, all as of the date of this offer to purchase. All of the foregoing is subject to change or alternative construction, possibly with retroactive effect, and any such change or alternative construction could affect the continuing accuracy of this summary. This summary is based on the assumption that your partnership is operated in accordance with its organizational documents including its certificate of limited partnership and agreement of limited partnership. This summary is for general information only and does not purport to discuss all aspects of federal income taxation which may be important to a particular person in light of its investment or tax circumstances, or to certain types of investors subject to special tax rules (including financial institutions, broker-dealers, insurance companies, and, except to the extent discussed below, tax-exempt organizations and foreign investors, as determined for United States federal income tax purposes), nor (except as otherwise expressly indicated) does it describe any aspect of state, local, foreign or other tax laws. This summary assumes that the units constitute capital assets in the hands of the limited partners (generally, property held for investment). No advance ruling has been or will be sought from the IRS regarding any matter discussed in this offer to purchase. Further, no opinion of counsel has been obtained with regard to the offer.

         THE UNITED STATES FEDERAL INCOME TAX TREATMENT OF A LIMITED PARTNER PARTICIPATING IN THE OFFER DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF UNITED STATES FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. ACCORDINGLY, YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE UNITED STATES FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF SELLING THE INTERESTS IN YOUR PARTNERSHIP REPRESENTED BY YOUR UNITS PURSUANT TO OUR OFFER OR OF A DECISION NOT TO SELL IN LIGHT OF YOUR SPECIFIC TAX SITUATION.

         TAX CONSEQUENCES TO LIMITED PARTNERS TENDERING UNITS FOR CASH. You will recognize gain or loss on a sale of a unit of limited partnership interest of your partnership equal to the difference between (i) your "amount realized" on the sale and (ii) your adjusted tax basis in the unit sold. The "amount realized" will be equal to the sum of the amount of cash received by you for the unit sold pursuant to the offer plus the amount of partnership liabilities allocable to the unit (as determined under Section 752 of the Internal Revenue Code). Thus, your taxable gain and tax liability resulting from a sale of a unit could exceed the cash received upon such sale.

         ADJUSTED TAX BASIS. If you acquired your units for cash, your initial tax basis in such units was generally equal to your cash investment in your partnership increased by your share of partnership liabilities at the time you acquired such units. Your initial tax basis generally has been increased by (i) your share of partnership income and gains, and (ii) any increases in your share of partnership liabilities, and has been decreased (but not below zero) by (a) your share of partnership cash distributions, (b) any decreases in your share of partnership liabilities, (c) your share of partnership losses, and (d) your share of nondeductible partnership expenditures that are not chargeable to capital. For purposes of determining your adjusted tax basis in your units immediately prior to a disposition of your units, your adjusted tax basis in your units will include your allocable share of partnership income, gain or loss for the taxable year of disposition. If your adjusted tax basis is less than your share of partnership liabilities (e.g., as a result of the effect of net loss allocations and/or distributions exceeding the cost of your unit), your gain recognized with respect to a unit pursuant to the offer will exceed the cash proceeds realized upon the sale of such unit.

         CHARACTER OF GAIN OR LOSS RECOGNIZED PURSUANT TO THE OFFER. Except as described below, the gain or loss recognized by you on a sale of a unit pursuant to the offer generally will be treated as a long-term capital gain or loss if you held the unit for more than one year. Long-term capital gains recognized by individuals and certain other noncorporate taxpayers generally will be subject to a maximum United States federal income tax rate of 20%. If the amount realized with respect to a unit of limited partnership interest of your partnership that is attributable to your share of "unrealized receivables" of your partnership exceeds the tax basis attributable to those assets, such excess will be treated as ordinary income. Among other things, "unrealized receivables" include depreciation recapture for certain types of property. In addition, the maximum United States federal income tax rate applicable to persons who are noncorporate taxpayers for net capital gains attributable to the sale of depreciable real property (which may be determined to include an interest in a partnership such as your units) held for more than one year is currently 25% (rather than 20%) with respect to that portion of the gain attributable to depreciation deductions previously taken on the Property.

         If you tender a unit of limited partnership interest of your partnership in the offer, you will be allocated a share of partnership taxable income or loss for the year of tender with respect to any units sold. You will not receive any future distributions on units tendered on or after the date on which such units are accepted for purchase and, accordingly, you may not receive any distributions with respect to such accreted income. Such allocation and any partnership cash distributions to you for that year will affect your adjusted tax basis in your unit and, therefore, the amount of your taxable gain or loss upon a sale of a unit pursuant to the offer.

         PASSIVE ACTIVITY LOSSES. The passive activity loss rules of the Internal Revenue Code limit the use of losses derived from passive activities, which generally include investments in limited partnership interests such as your units. An individual, as well as certain other types of investors, generally cannot use losses from passive activities to offset nonpassive activity income received during the taxable year. Passive losses that are disallowed for a particular tax year are "suspended" and may be carried forward to offset passive activity income earned by the investor in future taxable years. In addition, such suspended losses may be claimed as a deduction, subject to other applicable limitations, upon a taxable disposition of the investor's interest in such activity.

         Accordingly, if your investment in your units is treated as a passive activity, you may be able to reduce gain from the sale of your units pursuant to the offer with passive losses in the manner described below. If you sell all or a portion of your units pursuant to the offer and recognize a gain on your sale, you will generally be entitled to use your current and "suspended" passive activity losses (if any) from your partnership and other passive sources to offset that gain. In general, if you sell all or a portion of your units pursuant to the offer and recognize a loss on such sale, you will be entitled to deduct that loss currently (subject to other applicable limitations) against the sum of your passive activity income from your partnership for that year (if any) plus any passive activity income from other sources for that year. If you sell all of your units pursuant to the offer, the balance of any "suspended" losses from your partnership that were not otherwise utilized against passive activity income as described in the two preceding sentences will generally no longer be suspended and will generally therefore be deductible (subject to any other applicable limitations) by you against any other income for that year, regardless of the character of that income.

You are urged to consult your tax advisor concerning whether, and the extent to which, you have available "suspended" passive activity losses from your partnership or other investments that may be used to reduce gain from the sale of units pursuant to the offer.

         INFORMATION REPORTING, BACKUP WITHHOLDING AND FIRPTA. If you tender any units, you must report the transaction by filing a statement with your United States federal income tax return for the year of the tender which provides certain required information to the IRS. To prevent the possible application of back-up United States federal income tax withholding of 30% with respect to the payment of the offer consideration, you are generally required to provide us with your correct taxpayer identification number. See the instructions to the acknowledgment and agreement set forth in the letter of transmittal attached as Annex II.

         Gain realized by a foreign person on the sale of a unit pursuant to the offer will be subject to federal income tax under the Foreign Investment in Real Property Tax Act of 1980. Under these provisions of the Internal Revenue Code, the transferee of an interest held by a foreign person in a partnership which owns United States real property generally is required to deduct and withhold 10% of the amount realized on the disposition. Amounts withheld would be creditable against a foreign person's United States federal income tax liability and, if in excess thereof, a refund could be claimed from the Internal Revenue Service by filing a United States income tax return. See the instructions to the acknowledgment and agreement set forth in the letter of transmittal attached as Annex II.

         TAX CONSEQUENCES TO NON-TENDERING AND PARTIALLY-TENDERING LIMITED PARTNERS. Section 708 of the Internal Revenue Code provides that if there is a sale or exchange of 50% or more of the total interest in capital and profits of a partnership within any 12-month period, such partnership terminates for United States federal income tax purposes. Your partnership's agreement of limited partnership prohibits such a sale or exchange of units. If units are validly tendered and not withdrawn that would cause such a transfer, we will accept for payment and pay for those units so tendered pro rata according to the number of units so tendered, with appropriate adjustments to avoid purchases of fractional units. See "The Offer--Section 2. Acceptance for Payment and Payment for Units."

         If your partnership is deemed to terminate for tax purposes, the following federal income tax events will be deemed to occur: the terminated partnership will be deemed to have contributed all of its assets (subject to its liabilities) to a new partnership in exchange for an interest in the new partnership and, immediately thereafter, the old partnership will be deemed to have distributed interests in the new partnership to the remaining limited partners in proportion to their respective interests in the old partnership in liquidation of the old partnership.

         You will not recognize any gain or loss upon such deemed contribution of your partnership's assets to the new partnership or upon such deemed distribution of interests in the new partnership, and your capital account in your partnership will carry over to the new partnership. A termination of your partnership for federal income tax purposes may change (and possibly shorten) your holding period with respect to interests in your partnership that you choose to retain. Gain recognized by you on the disposition of retained units with a holding period of 12 months or less may be classified as short-term capital gain and subject to taxation at ordinary income tax rates.

         A termination of your partnership for federal income tax purposes may also subject the assets of your partnership to longer depreciable lives than those currently applicable to the assets of your partnership. This would generally decrease the annual average depreciation deductions allocable to you for certain years following our offer if you do not tender all of your interests in your partnership (thereby increasing the taxable income allocable to your interests in your partnership each such year), but would have no effect on the total depreciation deductions available over the useful lives of the assets of your partnership. Additionally, upon a termination of your partnership, the taxable year of your partnership will close for federal income tax purposes, which could result in the recognition of partnership income, gain, or loss in an earlier taxable period than such income, gain, or loss would otherwise be reported for income tax purposes had your partnership not terminated.

         TAX CONSEQUENCES OF FORECLOSURE. As of December 31, 2001, the Local Partnerships were obligated to repay approximately $13,618,764 of mortgage indebtedness. If any Local Partnership defaults on its obligation, and the holder of the obligation successfully forecloses on the interest in the Property held by one or more Local Partnerships, the Local Partnerships will recognize taxable gain upon the transfer of the property in satisfaction of the mortgage. The amount of such gain is equal to the excess of the sum of the amount due under the indebtedness over the partnership's basis in the property.

         Further, if your partnership defaults on any obligation secured by interests in one or more Local Partnerships and the holder of the obligation successfully forecloses on the interest in the Local Partnership, your partnerships will recognize taxable gain upon the transfer of the interest in the Local Partnership in satisfaction of such obligation. The amount of such taxable gain is equal to the excess of the sum of the amount due under the indebtedness plus your partnership's share of the Local Partnership's liabilities over the partnership's basis in the interests in the Local Partnership.

         Although it is expected that substantially all of the gain recognized by the partnership as a result of a foreclosure of property held by a Local Partnership will be taxed as capital gain income, it is expected that such gain will be taxed as "unrecaptured section 1250 gain" to the partners under rules requiring that gain resulting from depreciation claimed with respect to the Property held by a Local Partnership that is not "depreciation recapture gain" be taxed at a rate that is greater than the rate of tax applicable to capital gains, including section 1231 gain that is taxed at capital gains rates. The maximum rate of tax at which unrecaptured section 1250 gain may be taxed is 25%. Generally, the unrecaptured section 1250 gain tax rate applies only to individuals, trusts and estates.

         Gain in excess of depreciation recapture gain and unrecaptured section 1250 gain generally will be taxed as section 1231 gain, which may be taxed at capital gain rates (currently, the maximum capital gains tax rate is 20%) depending upon a partner's individual tax circumstances. Generally, this special capital gains tax rate applies only to individuals, trust and estates. However, none of the gain is expected to be taxed as section 1231 gain.

         In the event of such a foreclosure of an interest in a Local Partnership, if the Local Partnership does not satisfy in full all of its existing debt obligations, the Local Partnership (and thus, your partnership) will generally recognize COD income, taxable as ordinary income. Any such COD income will be allocated to the partners in accordance with the terms of the partnership agreement.

         In addition, a liquidation of a Local Partnership subsequent to such a foreclosure also may result in the recognition of gain by your partnership. The amount of such gain will be equal to the excess of (1) the amounts received by the partnership from the Local Partnership, plus (2) your partnership's share of the Local Partnership's liabilities, over (3) your partnership's basis in its Local Partnership interest after adjustment for any gain recognized in connection with foreclosure of the Local Partnership's property.

         If a partner possesses suspended tax losses, tax credits, or other items of tax benefit, such items may potentially be able to be used to reduce any tax liability that arises with respect to the gain recognized as a result of such a foreclosure of a Local Partnership's Property, COD income, and/or gain from a liquidation of your partnership's interest in the Local Partnership. The determination of whether a partner possesses suspended tax losses, tax credits, or other items of tax benefit that may be used to reduce any gain resulting from such a foreclosure of a Local Partnership's Property, COD income, and/or gain from a liquidation of your partnership's interest in the Local Partnership will depend upon each Partner's individual circumstances. Limited Partners are urged to consult with their tax advisers in this regard.

         Because there can be no assurance that any proceeds will be available for distribution to the partners if such a foreclosure occurs, partners, including the limited partners, will likely need to use funds from other sources to satisfy any tax liabilities resulting from the recognition of any gain relating to such foreclosure, or any COD income to the partners from the partnership.

         EACH LIMITED PARTNER IS URGED TO CONSULT HIS OR HER TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF A FORECLOSURE OF AN INTEREST IN A LOCAL PARTNERSHIP AS DESCRIBED HEREIN, INCLUDING THE APPLICATION OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

7. EFFECTS OF THE OFFER.

         Because the general partner of your partnership is our subsidiary, we have control over the management of your partnership. If we acquire more than a majority of the outstanding limited partnership units pursuant to this offer, such ownership would, when combined with our control of your partnership's general partner, allow us to control the outcome of most voting decisions with respect to your partnership. Even if we acquire a lesser number of units pursuant to this offer, we may be able to significantly influence the outcome of most voting decisions with respect to your partnership. In general, we will vote the units owned by us in whatever manner we deem to be in our best interests, which may not be in the interest of other limited partners. This could (1) prevent non-tendering limited partners from taking action that they desire but that we oppose and (2) enable us to take action desired by us but opposed by non-tendering limited partners.

         DISTRIBUTIONS TO US. If we acquire units in the offer, we will participate in any subsequent distributions to limited partners to the extent of the units purchased.

         PARTNERSHIP STATUS. We believe our purchase of units in accordance with the terms of our offer should not adversely affect the issue of whether your partnership is classified as a partnership for federal income tax purposes.

         BUSINESS. Our offer will not affect the operation of the Local Partnerships owned by your partnership or the Property owned by the Local Partnerships. We will continue to control the general partner of your partnership. Consummation of the offer will not affect your agreement of limited partnership, the operations of your partnership, the business and assets owned by your partnership or any other matter relating to your partnership, except it would result in us increasing our ownership of units. We have no current intention of changing the fee structure for your general partner.

         EFFECT ON TRADING MARKET; REGISTRATION UNDER 12(g) OF THE EXCHANGE ACT. Your partnership's agreement of limited partnership prohibits any transfer of an interest if such transfer, together with all other transfers during the preceding 12 months, would cause 50% or more of the total interest in capital and profits of your partnership to be transferred within such 12-month period. During the last 12 months, one percent or less of the total interest in capital and profits of your partnership have been transferred. If more units are validly tendered and not withdrawn, that would cause more than 50% of the total interest in capital and profits of your partnership to be transferred within a 12-month period, we will accept for payment and pay for those units so tendered pro rata according to the number of units so tendered, with appropriate adjustments to avoid purchases of fractional units. If we acquire a significant percentage of the interest in your partnership, you may not be able to transfer your units for a 12-month period following our offer.

         Further, if a substantial number of unitholders tender their units pursuant to our offer, the result will be a reduction in the number of unitholders in your partnership. In the case of certain kinds of equity securities, a reduction in the number of securityholders might be expected to result in a reduction in the liquidity and volume of activity in the trading market for the security. In the case of your partnership, however, there is no established public trading market for the units and, therefore, we do not believe a reduction in the number of limited partners will materially further restrict your ability to find purchasers for your units through secondary market transactions.

         The units are registered under Section 12(g) of the Exchange Act, which means, among other things, that your partnership is required to file periodic reports with the SEC and to comply with the SEC's proxy rules. We do not expect or intend that consummation of the offer will cause the units to cease to be registered under Section 12(g) of the Exchange Act. If the units were to be held by fewer than 300 persons, your partnership could apply to de-register the units under the Exchange Act. Your partnership currently has 1,097 unitholders. If units are validly tendered (and not properly withdrawn) and the purchase of those units would result in there being fewer than 320 unitholders in your partnership, we will not purchase any of the units tendered, terminate the offer, and return all tendered units to the tendering limited partners to assure that there is no reasonable likelihood that the partnership would have fewer than 320 unitholders as a result of the offer. See "The Offer--Section 17. Conditions of the Offer."

         ACCOUNTING TREATMENT. Upon consummation of the offer, we will account for our investment in any acquired units under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

8. INFORMATION CONCERNING US AND CERTAIN OF OUR AFFILIATES.

         GENERAL. We are AIMCO Properties, L.P., a Delaware limited partnership ("AIMCO Properties"). Together with our subsidiaries, we conduct substantially all of the operations of Apartment Investment and Management Company, a Maryland corporation ("AIMCO"). AIMCO is a real estate investment trust that owns and manages multifamily apartment properties throughout the United States. Based on apartment unit data compiled by the National Multi Housing Council, we believe that AIMCO is one of the largest owners and managers of multi-family apartment properties in the United States, with a total portfolio of 326,006 apartment units in 1,841 properties located in 47 states, the District of Columbia and Puerto Rico. As of June 30, 2002, AIMCO:

         - owned and controlled (consolidated) and managed 170,592 units in 663 apartment properties;

         - held an equity interest (unconsolidated) and managed 128,911 units in 966 apartment properties; and

         - managed for third party owners 26,503 units in 212 apartment properties, primarily pursuant to long-term, non-cancelable agreements.

         AIMCO's Class A Common Stock is listed and traded on the New York Stock Exchange under the symbol "AIV."

         Our general partner is AIMCO-GP, Inc., a Delaware corporation, which is a wholly-owned subsidiary of AIMCO. Our principal executive offices are located at Colorado Center, Tower Two, 2000 South Colorado Boulevard, Suite 2-1000, Denver, Colorado 80222, and our telephone number is (303) 757-8101.

         The names, positions and business addresses of the directors and executive officers of AIMCO and your general partners (each of which is our affiliate), as well as a biographical summary of the experience of such persons for the past five years or more, are set forth on Annex I attached hereto and are incorporated herein by reference.

         We and AIMCO are both subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, file reports and other information with the Securities and Exchange Commission (the "SEC") relating to our business, financial condition and other matters, including the complete financial statements summarized below. Such reports and other information may be inspected at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661, and the Woolworth Building, 233 Broadway, New York, New York 10279. Copies of such material can also be obtained from the Public Reference Room of the SEC in Washington, D.C. at prescribed rates. The SEC also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. In addition, information filed by AIMCO with the New York Stock Exchange may be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

         For more information regarding AIMCO Properties, please refer to our Annual Report on Form 10-K/405 for the year ended December 31, 2001, filed April 1, 2002 (particularly the management's discussion and analysis of financial condition and results of operations) and other reports and documents we have filed with the SEC.

         Except as described in "The Offer--Section 9. Background and Reasons for the Offer", and "The Offer--Section 11. Conflicts of Interest and Transactions with Affiliates" and "The Offer--Section 13. Certain Information concerning your Partnership--Beneficial Ownership of Interests in your Partnership," neither we nor, to the best of our knowledge, any of the persons listed on Annex I attached hereto, (i) beneficially own or have a right to acquire any units, (ii) has effected any transaction in the units in the past 60 days, or (iii) have any contract, arrangement, understanding or relationship with any other person with respect to any securities of your partnership, including, but not limited to, contracts, arrangements, understandings or relationships concerning transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies. Neither we nor our affiliates intend to tender any units beneficially owned in this offer.

         SUMMARY SELECTED FINANCIAL INFORMATION FOR AIMCO PROPERTIES, L.P. Certain financial information relating to AIMCO Properties is hereby incorporated by reference to the audited financial statements for AIMCO Properties' 2001 and 2000 fiscal years set forth in Part II, Item 6 of AIMCO Properties' Annual Report on Form 10-K405 for the fiscal year ended December 31, 2001 filed with the SEC on April 1, 2002 (the "2001 10-K") and the unaudited financial statements for the quarters ended June 30, 2002 and 2001 set forth in
Part I, Item 1 of AIMCO Properties' Quarterly Report on Form 10-Q for the quarter ended June 30, 2002 filed with the SEC on August 14, 2002 (the "2001 10-Q"). These reports may be inspected at, and copies may be obtained from, the same places and in the manner set forth above.

         Set forth below is certain selected consolidated financial information relating to AIMCO Properties and its subsidiaries which has been derived from the financial statements contained in the 2001 10-K and the 2001 10-Q. More comprehensive financial information is included in the 2001 10-K, the 2001 10-Q and other documents filed by AIMCO Properties with the SEC. The financial information that follows is qualified in its entirety by reference to these reports and other documents, including the financial statements and related notes contained therein, which may be obtained as provided below.

                              AIMCO PROPERTIES L.P.
                      (in thousands, except per unit data)

                                                              FOR THE YEAR                     FOR THE SIX MONTHS
                                                           ENDED DECEMBER 31,                    ENDED JUNE 30,
                                                       --------------------------         ---------------- ----------
                                                          2001          2000(1)              2002             2001
                                                       ----------      ----------         ----------       ----------
Operating Data:
Rental and other property revenues                     $1,272,734      $1,042,536         $  688,710       $  631,288
Property operating and owned management expenses         (500,716)       (437,148)          (273,277)        (243,116)
                                                       ----------      ----------         ----------       ----------
Income from rental property operations                    772,018         605,388            415,433          388,172
Income (loss) from investment management business          27,591          15,795             15,759           14,064
General and administrative expenses                       (18,461)        (18,028)            (8,017)          (8,549)
Depreciation of rental property (2)                      (336,794)       (295,702)          (139,907)        (185,754)
Interest expense                                         (305,831)       (268,004)          (168,376)        (162,754)
Interest and other income, net                             68,594          66,206             45,268           32,038
Operating earnings                                        148,704         106,008            150,368           57,222
Distribution to minority interest partners in
   excess of income                                       (46,359)        (24,375)           (10,972)         (10,814)
Gain (loss) on disposition of real estate property         18,719          28,084              6,106            2,779
Net income                                                121,064         109,717            145,502           49,187
Net income attributed to preferred stockholders           100,134          70,217             57,797           45,394
Net income attributed to common stockholders               20,930          39,500             87,705            3,793

Other Information:
Total owned or controlled properties (end of period)          552             566                663              575
Total owned or controlled apartment units (end of
   period)                                                156,142         153,872            170,592          156,572
Total equity properties (end of period)                       574             683                966              607
Total equity apartment units (end of period)               92,626         111,748            128,911           99,594
Units under management (end of period)                     31,520          60,669             26,503           56,243
Basic earnings per unit                                $     0.25      $      .53         $     0.96       $     0.05
Dividends paid per unit                                $     0.25      $      .52         $     0.94       $     0.05
Distributions paid per common OP unit                  $     3.12      $     2.80         $     1.64       $     1.56

BALANCE SHEET INFORMATION:
Real estate, before accumulated depreciation           $8,241,058      $6,837,954         $9,556,052       $7,539,503
Real estate, net of accumulated depreciation            6,643,627       5,935,346          7,830,140        6,289,484
Total assets                                            8,200,526       7,683,425          9,459,858        7,838,815
Total indebtedness                                      4,631,332       4,217,666          5,197,100        4,582,952
Mandatorily redeemable convertible preferred
   securities                                              20,637          32,330             20,637           25,347
Partners' capital                                       3,080,071       2,831,964          3,680,427        3,018,642

(1) Certain reclassifications have been made to 2001 and 2000 amounts to conform with the 2002 presentation. These reclassifications represent certain eliminations of self-charged management fee income and expenses in accordance with consolidation accounting principles, as well as discontinued operations resulting from the adoption of Statement of Financial Accounting Standard No.
144. Effective January 1, 2001, AIMCO Properties began consolidating its previously unconsolidated subsidiaries. Prior to this date, AIMCO Properties had significant influence but did not have control. Accordingly, such investments were accounted for under the equity method.

(2) Effective July 1, 2001 for certain assets and October 1, 2001 for the majority of the portfolio, AIMCO Properties extended the estimated useful lives of its buildings and improvements from a weighted average composite life of 25 years to a weighted average composite life of 30 years. This change increased net income by approximately $36 million or $0.42 per diluted unit in 2001.

         For the years ended December 31, 2001 and 2000 and the quarters ended June 30, 2002 and 2001 AIMCO Properties' FFO is calculated as follows (amounts in thousands):

                                                              FOR THE YEAR                     FOR THE SIX MONTHS
                                                           ENDED DECEMBER 31,                    ENDED JUNE 30,
                                                       ---------------------------        ---------------------------
                                                          2001             2000              2002             2001
                                                       ----------       ----------        ----------       ----------
   Net income                                          $  121,064       $  109,717        $  145,502       $   49,187
   Real estate depreciation, net of minority
    interests                                             324,649          274,492           123,921          176,079
   Real estate depreciation related to
    unconsolidated entities                                57,506           59,360            17,202           28,867

   Distribution to minority interest partners in
    excess of Income                                       47,701           24,375            10,972           10,814
   Amortization of intangibles                             18,729           12,068             2,040            9,233
   Income tax arising from disposition of real
    estate property                                         3,202                                768                -
   Gain on disposition of real estate property            (18,848)         (26,335)           (8,493)          (1,556)
   Gain on disposition of land                              3,843                -                 -                -
   Deferred income tax benefit                                  -              154                 -                -
   Interest expenses on mandatorily redeemable
    convertible Preferred securities                        1,568            8,869               517            1,014
   Preferred unit distributions                           (35,747)         (26,112)          (27,978)         (14,861)
                                                       ----------       ----------        ----------       ----------
   Funds from operations                                  528,653          439,830           267,366          262,640

9. BACKGROUND AND REASONS FOR THE OFFER.

         GENERAL. We are in the business of acquiring direct and indirect interests in apartment properties such as the Properties. Our offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to liquidate your current investment.

         BACKGROUND. The general partners of your partnership are AIMCO Capital, Inc., a California corporation ("ACI"), and Charles H. Boxenbaum. The business of your partnership is conducted primarily by ACI.

         Prior to December 30, 1998, ACI was a wholly owned subsidiary of Casden Investment Corporation ("CIC"), which is wholly owned by Alan I. Casden. On December 30, 1998, Casden Properties Operating Partnership, L.P. (the "Operating Partnership"), a majority owned subsidiary of Casden Properties Inc. ("Casden"), a real estate investment trust organized by Alan I. Casden, acquired 100% of the nonvoting stock and 5% of the voting stock of ACI, corresponding to a 95.25% economic interest. Alan Casden (through an affiliate) retained 95% of the voting stock.

         On December 3, 2001, Casden and the Operating Partnership entered into a merger agreement and certain other transaction documents with AIMCO and certain of its subsidiaries, pursuant to which, on March 11, 2002, AIMCO acquired Casden and its subsidiaries, including ACI (the "Casden Acquisition"). AIMCO's affiliates own less than one percent of the outstanding units. AIMCO owns a 1% interest held by the general partner.

         During our negotiations with Casden, we decided that if the merger with Casden were consummated, we could also benefit from making offers for limited partnership interests of some of the limited partnerships formerly controlled or managed by Casden (the "Casden Partnerships"). Such offers would provide liquidity for the limited partners of the Casden Partnerships and would provide us with a larger asset and capital base and increased diversification, and an opportunity to benefit from increases in the value of the underlying properties. While some of the Casden Partnerships are public partnerships and information is publicly available on such partnerships for weighing the benefits of making a tender offer, such public partnerships only hold limited partnership interests in underlying housing projects. Except for three Local Partnerships, we do not control or have any relationship with the general partners of the Local Partnerships other than as set out in the partnership agreements for the Local Partnerships. As a result it is very difficult to ascertain the value of these interests. With respect to many of the private partnerships (not held by your partnership), information about such partnerships comes principally from the general partner. Our control of the general partner makes it possible for us to obtain access to such information. Further, such control also means that we control the operations of the partnerships. Casden did not propose that we conduct such tender offers; rather, we initiated the offers on our own. AIMCO Properties has not previously made any offer to the unitholders of your partnership. We are making this offer with a view to providing you with liquidity for your investment, but we may not make any more offers and will not be bound to do so.

         Except as set forth herein and in "The Offer--Section 15. Source of Funds," neither we, nor, to the best of our knowledge, any of our affiliates,
(i) beneficially own or have a right to acquire any units, (ii) has effected any transactions in the units in the past 60 days, or (iii) have any contract, arrangement, understanding or relationship with any other person with respect to any securities of your partnership, including, but not limited to, contracts, arrangements, understandings or relationships concerning transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies.

         ALTERNATIVES CONSIDERED BY YOUR GENERAL PARTNER. Before we commenced this offer, your general partner (which is our subsidiary) considered a number of alternative transactions. The following is a brief discussion of the advantages and disadvantages of the alternatives that could have been pursued by your general partner.

         CONTINUATION OF THE PARTNERSHIP WITHOUT THE OFFER

         One alternative would be for the partnership to continue operation in accordance with its existing business strategy and its partnership agreement. However, the partnership is not currently realizing material cash flow for distribution to the limited partners and does not anticipate realizing sufficient cash flow in the future to enable it to make distributions to limited partners. The partnership has recognized portfolio income in prior taxable periods, which cannot be reduced by the passive losses generated by you partnership. If this situation were to continue in future periods, you may have to use cash from other sources to satisfy any tax liability from the recognition of portfolio income by the partnership.

         The other primary disadvantage of continuing the operations of your partnership is that you would be limited in your ability to sell your units. Because there appears to be no active trading market for the units and because there are no immediate economic benefits from continued ownership of units, limited partners may not be able to liquidate their investment in the units while the partnership remains in existence.

         MARKETING THE PROPERTIES FOR SALE TO THIRD PARTIES.

         The general partner also considered marketing the Properties to third parties. Because your partnership owns limited partnership interests in the Local Partnerships that hold title to the Properties, your general partner could not sell the Properties without the consent of the general partners of the Local Partnerships. Except for three Local Partnerships where the general partner is our affiliate, the general partners of such Local Partnerships are unaffiliated with the general partner of your partnership, and your general partner has no ability to influence the general partners of such Local Partnerships. In some circumstances, the general partners of the Local Partnerships may not be inclined to sell Properties if the sale would deprive them of management fees, particularly where the management fees payable to such general partners exceed the cost of management operations. Except for the three Local Partnerships where the general partner is our affiliate, there can be no assurance that any of the general partners of the Local Partnerships would be willing to cause the sale of any of the Properties. Consequently, the Properties can only be marketed in cooperation with the general partners of the Local Partnerships. In light of the limited cash flow currently generated by the Properties, the degree of control the general partners of the Local Partnerships exercise over the Properties and the anticipated adverse consequences of the recent changes in the laws and policies applicable to HAP Contracts, the general partner does not believe that a favorable market for the Properties currently exists. The general partner believes it would be difficult to find a single buyer for the Properties as a group, and that selling the Properties on a Property-by-Property basis would involve an extensive negotiating process over an extended period of time. During the continuation of such process, the partnership would continue to be responsible for all costs relating to the Properties and the partnership's ongoing administrative expenses and there would likely be higher transaction costs, such as brokers' fees and attorneys' fees, relating to sale of the Properties if they were sold individually. The general partner has not received, and has not been advised of, any bona fide third party offers or indications of interest for any of the Properties.

         While the general partner has not consulted any real estate brokers or other real estate professionals concerning potential purchasers for the interests in the Local Partnerships, based upon the general partner's experience and familiarity with the market for low income housing, the general partner is of the opinion that there are no potential bidders for the interests in the Local Partnerships at a purchase price comparable to the value used in computing the offer price. The general partner's determination was based upon a number of factors, including the need for a purchaser to negotiate the purchase of the interests in the Local Partnerships with the partnership and enter into a transaction with the partnership that would require limited partner approval; the need for a purchaser to negotiate separate transactions with each of the general partners of the Local Partnerships; the need for a purchaser to have sufficient capital to purchase the interests of the general partners of the Local Partnerships and the partnership, and to purchase mortgage loans encumbering the Properties and negotiate restructurings, which the general partner believes is necessary to realize a return on the investment in the Properties; and the impact of recent changes in the law and regulations of the United States Department of Housing and Urban Development ("HUD") relating to HAP Contracts, which impacts the value of the Properties. As a result, the general partner is of the opinion that any transaction with a potential purchaser would be time consuming and difficult to consummate and unlikely to result in a purchase price higher than the value of the Properties we used in computing our offer price. However, there can be no assurance that a higher price would not be received if the Properties were actively marketed. Furthermore, the partnership agreements of the Local Partnerships do not grant the limited partner of such partnerships, which is your partnership, the right to remove the local general partner or to compel a sale of the assets of such Local Partnership. Because there appears to be no market for the Properties and, except for the three Local Partnerships where our affiliate is the general partner, the partnership cannot cause a sale of the Properties, the Properties are likely to remain under the control of the general partners of the Local Partnerships indefinitely.

         If the partnership liquidated before the Local Partnerships liquidated, the general partner is of the opinion that the distribution of limited partnership interests held by the partnership would decrease the benefits of holding a portfolio of different properties, and could increase expenses of ownership of the Local Partnerships, for example, by causing the Local Partnerships to be held directly by the limited partners, with separate reporting obligations, including potential reporting obligations with the Securities and Exchange Commission. The general partner has concluded that it would be neither feasible nor in the limited partners' best interest to force the liquidation of the partnership.

         ALTERNATIVE TRANSACTIONS CONSIDERED BY US. Before we decided to make our offer, we considered a number of alternative transactions. One alternative was to merge your partnership with us, which would require a vote of all the unitholders. Another option we considered was to purchase your partnership's interests and the local general partner interests in the Local Partnerships that we do not currently control, which would require a general partner willing to sell its general partnership interests in the Local Partnership. If we offered to acquire substantially all of your partnership's assets, that acquisition would require a vote of all of the unitholders. If any alternative transaction were approved, all of the unitholders, including those who wish to continue to participate in the ownership of your partnership's interests in the Local Partnerships, would be forced to participate in the transaction. If neither transaction were approved, all of the unitholders, including those who would like to dispose of their investment in your partnership's interests in the Local Partnerships, would be forced to retain their investment. We also considered an offer to exchange units in your partnership for limited partnership interests in AIMCO Properties. However, because of the expense and delay associated with making such an exchange offer, we decided to make an offer for cash only. In addition, our historical experience has been that most holders of limited partnership units, when given a choice, prefer cash.

         DETERMINATION OF OFFER PRICE. In establishing the offer price, we principally considered:

         o The net present value of the anticipated net cash flow likely to be received by your partnership from 2002 through the maturity of the existing mortgage maturity.

         o The fact that the annualized net operating income of the partnership for the first six months of 2002 declined by 8.68%, as compared to 2001.

         o Prices at which units have recently sold to the extent such information is available to us. In connection with this review, we noted that an unaffiliated third party recently offered $35.00 per unit for your units in an offer to purchase up to 800 units.

         o    The absence of a trading market for the units.

         Our determination of the offer price was based on our review and analysis of the foregoing information, the other financial information and the analyses concerning the partnership summarized below, and we considered the actual and pro forma operating results of the partnership.

         VALUATION OF UNITS. We determined our offer price by estimating the value of the anticipated net cash flow the partnership is expected to receive from the Local Partnerships. We determined the anticipated net cash flow by aggregating the value of the following: (i) available cash and cash equivalents resulting from the operations of the Local Partnerships as distributed to your partnership and (ii) the net present value of the anticipated net cash flow from 2002 through the maturity of the existing mortgage maturity. Cash flow will be affected by the expiration of any applicable HAP Contracts. In making the foregoing calculations, we assumed that (i) the rental payments under the leases would increase by the maximum amount permitted under any HAP Contract and (ii) upon their expiration, any HAP Contract would not be renewed and that the rental rates under the leases would be at the then fair market rent, which may be more or less than the current amounts charged. We determined appropriate discount rates using our best judgment, but our valuation is a subjective estimate and someone else might apply a different discount rate. Although we believe this method of determination is reasonable for determining the value of units in the partnerships, there are a number of other methods available to value real estate, each of which may result in different valuations of a property. If actual Property income, or different assumptions were used, a higher valuation could result. Other methods of valuing your units could also result in a higher valuation. The proceeds that you would receive if you sold your units to someone else or if your partnerships were actually liquidated might be higher or lower than our offer price.

Gross valuation of partnership properties                               $ 15,739,667
Plus: Cash and cash equivalents                                              225,967
Plus: Other partnership assets, net of security deposits                     581,372
Less: Mortgage debt, including accrued interest                          (13,747,254)
Less: Loans from Partners                                                    (28,858)
Less: Accounts payable and accrued expenses                                 (851,295)
Less: Other liabilities                                                     (496,870)
                                                                        ------------
Partnership valuation before taxes and certain costs                       1,422,729
Less: Closing costs                                                         (472,190)
                                                                        ------------
Estimated net valuation of your partnership before certain
distributions & syndicate level costs                                        950,539

Percentage of estimated net valuation allocated to holders of units               99%
                                                                        ------------
Estimated net valuation of units                                             941,034
       Total number of units                                               16,232.00
                                                                        ============
Cash consideration per unit                                             $      58.00
                                                                        ============

         COMPARISON OF OFFER PRICE TO ALTERNATIVE CONSIDERATION. To assist holders of units in evaluating the offer, your general partner, which is our subsidiary, has attempted to compare the offer price against: (a) prices at which the units have sold on the secondary market and (b) estimates of the value of your units on a liquidation basis. The general partner of your partnership is of the opinion that analyzing the alternatives in terms of estimated value, based upon currently available data and, where appropriate, reasonable assumptions made in good faith, establishes a reasonable framework for comparing alternatives. Since the value of the consideration for alternatives to the offer is dependent upon varying market conditions, no assurance can be given that the estimated values reflect the range of possible values.

         The results of these comparative analyses are summarized in the chart below. You should bear in mind that some of the alternative values are based on a variety of assumptions that have been made by us. These assumptions relate to, among other things, the operating results since December 31, 2001, as to income and expenses of the Local Partnerships, other projected amounts and the capitalization rates that may be used by prospective buyers if your partnership assets were to be liquidated.

         In addition, these estimates are based upon certain information available to your general partner, which is our subsidiary, or an affiliate at the time the estimates were computed, and no assurance can be given that the same conditions analyzed by it in arriving at the estimates of value would exist at the time of the offer. The assumptions used have been determined by the general partner of your partnership or an affiliate in good faith, and, where appropriate, are based upon current and historical information regarding your partnership and current real estate markets, and have been highlighted below to the extent critical to the conclusions of the general partner of your partnership. Actual results may vary from those set forth below based on numerous factors, including interest rate fluctuations, tax law changes, supply and demand for similar apartment properties, the manner in which your partnership's assets are sold and changes in availability of capital to finance acquisitions of apartment properties.

         Under your partnership's agreement of limited partnership, the term of the partnership will continue until December 31, 2031, unless sooner terminated as provided in the agreement or by law.

                                   COMPARISON TABLE                                     PER UNIT
                                   ----------------                                     --------
         Cash offer price .............................................               $   58.00
         Alternatives
              Highest price on secondary market........................               $   43.50(1)
              Estimated liquidation proceeds...........................               $   58.00


    (1)  Since January 1, 2000.

         PRICES ON SECONDARY MARKET. Secondary market sales information is not a reliable measure of value because of the limited amount of any known trades. Except for offers made by us and unaffiliated third parties, privately negotiated sales and sales through intermediaries are the only means which may be available to a limited partner to liquidate an investment in units (other than our offer) because the units are not listed or traded on any exchange or quoted on Nasdaq, on the Electronic Bulletin Board, or in "pink sheets." Secondary sales activity for the units, including privately negotiated sales, has been limited and sporadic.

         Set forth below are the high and low sale prices of units for the periods listed below as reported by The Partnership Spectrum, which is an independent, third-party source. The gross sales prices reported by The Partnership Spectrum do not necessarily reflect the net sales proceeds received by sellers of units, which typically are reduced by commissions and other secondary market transaction costs to amounts less than the reported price. The Partnership Spectrum represents only one source of secondary sales information, and other services may contain prices for the units that equal or exceed the sales prices reported in The Partnership Spectrum. We do not know whether the information compiled by The Partnership Spectrum is accurate or complete.

   SALES PRICES OF PARTNERSHIP UNITS, AS REPORTED BY THE PARTNERSHIP SPECTRUM

                                                       High                Low
                                                       ----                ---
      Period Ended June 2, 2002: ...................    N/A                 N/A
      Year Ended December 31, 2001: ................    N/A                 N/A
      Year Ended December 31, 2000: ................    N/A                 N/A

         Set forth in the table below are the high and low sales prices of units for the periods listed below, as reported by the American Partnership Board, which is an independent, third-party source. The gross sales prices reported by American Partnership Board do not necessarily reflect the net sales proceeds received by sellers of units, which typically are reduced by commissions and other secondary market transaction costs to amounts less than the reported prices. The American Partnership Board represents one source of secondary sales information, and other services may contain prices for units that equal or exceed the sales prices reported by the American Partnership Board. We do not know whether the information compiled by the American Partnership Board is accurate or complete.

         SALES PRICES OF PARTNERSHIP UNITS, AS REPORTED BY THE AMERICAN
                                PARTNERSHIP BOARD

                                                                High         Low
                                                                ----         ---
      Period Ended june 2, 2002: ...........................     N/A        N/A
      Year Ended December 31, 2001: ........................     $43.50     $41.01
      Year Ended December 31, 2000: ........................     N/A        N/A

         PRIOR TENDER OFFERS. We are aware that certain unaffiliated third parties may have offered to acquire units in your partnership in exchange for cash. These tender offers have not been registered with the SEC, and we may be unaware of the amounts offered, terms, tendering parties or number of units involved in all such offers. We are aware, however, of the following third party tender offers in the last two years: On June 21, 2002, a third party commenced a tender offer for $30.00 per unit for up to 808 units; and in August 2002, a third party commenced a tender offer for $35.00 per unit for up to 800 units. We believe that our offer provides significantly greater value than the other offers.

         ESTIMATED LIQUIDATION PROCEEDS. Liquidation value is a measure of the price at which the assets of your partnership would sell if disposed of by your partnership in an arms-length transaction to a willing buyer that has access to relevant information regarding the historical revenues and expenses of the business. Your general partner, which is our subsidiary, estimated the liquidation value of the units using the same direct capitalization method and assumptions as we did in valuing the units for the offer price. The liquidation analysis assumes that your partnership's property is sold to an independent third party at the current property value, that other balance sheet assets (excluding amortizing assets) and liabilities of your partnership are sold at their book value, and that the net proceeds of sale are allocated to the unitholders in accordance with your partnership's agreement of limited partnership.

         The liquidation analysis assumes that the assets of your partnership are sold in a single transaction. Should the assets be liquidated over time, even at prices equal to those projected, distributions to limited partners from cash flow from operations might be reduced because your partnership's fixed costs, such as general and administrative expenses, are not proportionately reduced with the liquidation of assets. However, for simplification purposes, the sales of the assets are assumed to occur concurrently. The liquidation analysis assumes that the assets are disposed of in an orderly manner and are not sold in forced or distressed in which assets might be sold at substantial discounts to their actual fair market value.

         ALLOCATION OF CONSIDERATION. We have allocated to the unitholders the amount of the estimated net valuation of your partnership based on your partnership's agreement of limited partnership as if your partnership were being liquidated at the present time.

10. POSITION OF THE GENERAL PARTNER OF YOUR PARTNERSHIP WITH RESPECT TO THE
    OFFER.

         The partnership and the general partner of your partnership (which is our subsidiary) have provided the following information for inclusion in this offer to purchase:

         The general partner of your partnership is remaining neutral and makes no recommendation as to whether you should tender or refrain from tendering your units in the offer. You must make your own decision whether or not to participate in any offer, based upon a number of factors, including several factors that may be personal to you, such as your financial position, your need or desire for liquidity, your preferences regarding the timing of when you might wish to sell your units, other financial opportunities available to you, and your tax position and the tax consequences to you of selling your units.

         Without quantifying or otherwise attaching any particular weight to any of the following factors or information, you may want to consider the following:

         o The offer gives you an opportunity to make an individual decision on whether to tender your units or to continue to hold them.

         o    The offer price and the method used to determine the offer price.

         o The offer price is based on an estimated value of your partnership's interests in the Local Partnerships that has been determined using a method believed to reflect the valuation by buyers in the market for similar assets.

         o The prices at which the units have recently sold, to the extent such information is available.

         o The trading market for your units may not be a reliable measure of value.

         o An analysis of possible alternative transactions, including an asset sale.

         o The financial condition and results of operations of your partnership.

         o The fact that if your partnership were liquidated - as opposed to continuing - the general partner (which is our affiliate) would not receive the substantial fees it currently receives. As discussed in "Section 9. Background and Reasons for the Offer - Alternatives Considered by your General Partner," we do not believe that liquidation of the partnership is in the best interests of the unitholders. Therefore, we believe that the fees paid to the general partner would continue even if the offer was not consummated. We are not proposing to change the current fee arrangements.

         Except for this offer, neither the general partner of your partnership or its affiliates have any plans or arrangements to tender any units. Except as otherwise provided in "The Offer--Section 12. Future Plans of the Purchaser," the general partner does not have any present plans or proposals which relate to or would result in an extraordinary transaction, such as a merger, reorganization or liquidation, involving your partnership; a purchase or sale or transfer of a material amount of your partnership's assets; or any changes in your partnership's present capitalization, indebtedness or distribution policies. For information relating to certain relationships between your partnership and its general partner, on one hand, and AIMCO and its affiliates, on the other and conflicts of interests with respect to the tender offer, see "The Offer--Section 9. Background and Reasons for the Offer" and "The Offer--Section 11. Conflicts of Interest and Transactions with Affiliates." See also "The Offer--Section 9. Background and Reasons for the Offer--Comparison to Alternative Consideration--Prior Tender Offers" for certain information regarding transactions in units of your partnership.

11. CONFLICTS OF INTEREST AND TRANSACTIONS WITH AFFILIATES.

         CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. The general partner of your partnership became a subsidiary of AIMCO on March 11, 2002, when AIMCO merged with Casden. Accordingly, the general partner of your partnership has substantial conflicts of interest with respect to the offer. As a consequence of our ownership of units, we may have incentives to seek to maximize the value of our ownership of units, which in turn may result in a conflict for your general partner in attempting to reconcile our interests with the interests of the other limited partners. The conflicts of interest include the fact that a decision to remove, for any reason, the general partner of your partnership from its current position as a general partner of your partnership would result in a decrease or elimination of the management fees paid to the general partner of your partnership for managing your partnership. Additionally, we desire to purchase units at a low price and you desire to sell units at a high price. Such conflicts of interest in connection with the offer differ from those conflicts of interest that currently exist for your partnership. YOU ARE URGED TO READ THIS OFFER TO PURCHASE IN ITS ENTIRETY BEFORE DECIDING

WHETHER TO TENDER YOUR UNITS. The general partner makes no recommendation as to whether you should tender or refrain from tendering your units.

         CONFLICTS OF INTEREST THAT CURRENTLY EXIST FOR YOUR PARTNERSHIP. We own the general partner of your partnership. The general partner is entitled to receive 0.5 percent of the partnership's original remaining invested assets. The general partner of your partnership received total fees of $106,207 in 2000 and $106,212 in 2001 and total reimbursements of $6,760 in 2000 and $9,360 in 2001. We have no current intention of changing the fee structure for your general partner. An affiliate of ours is the general partner of two Local Partnership, has a 66.6% interest in the general partner of one other Local Partnership, and another of our affiliates is the property manager of its Property. These affiliates received an aggregate of $6,127 in 2000 and $11,339 in 2001 for fees and reimbursements.

         COMPETITION AMONG PROPERTIES. Because AIMCO and your partnership both invest in apartment properties, these properties may compete with one another for tenants. Furthermore, you should bear in mind that AIMCO may acquire properties in the general market areas where your partnership's property is located. We believe that this concentration of properties in a general market areas will facilitate overall operations through collective advertising efforts and other operational efficiencies. In managing AIMCO's properties, we will attempt to reduce conflicts between competing properties by referring prospective customers to the property considered to be most conveniently located for the customer's needs.

         FUTURE OFFERS. Although we have no current plans to conduct future tender offers for your units, our plans may change based on future circumstances, including tender offers made by third parties. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering.

         TRANSACTIONS WITH AFFILIATES. On December 30, 1998, the partnership sold its limited partnership interests in 8 Local Partnerships to the Casden Properties Operating Partnership, L.P. (the "Operating Partnership"). The sale resulted in cash proceeds to the partnership of $3,900,000 and a net gain of $3,798,734, after deducting the selling costs. The cash proceeds were held in escrow at December 31, 1998 and were collected subsequent to year-end. In March 1999, the partnership made a cash distribution of $3,861,000 to the limited partners and $39,000 to the general partners, primarily using proceeds from the sale of the partnership interests.

         The Operating Partnership purchased such limited partner interests for cash, which it raised in connection with a private placement of its equity securities. The purchase was subject to, among other things, (i) the purchase of the general partner interests in the local limited partnerships by the Operating Partnership; (ii) the approval of HUD and certain state housing finance agencies; and (iii) the consent of the limited partners to the sale of the local limited partnership interests held for investment by the partnership.

         In August 1998, a consent solicitation statement was sent to the limited partners setting forth the terms and conditions of the purchase of the limited partners' interests held for investment by the partnership, together with certain amendments to the partnership agreement and other disclosures of various conflicts of interest in connection with the proposed transaction. Prior to the sale of the partnership interests, the consents of the limited partners to the sale and amendments to the partnership agreement were obtained.

12. FUTURE PLANS OF THE PURCHASER.

         As described above under "The Offer--Section 9. Background and Reasons for the Offer," we own the general partner and thereby control the management of your partnership. Three of our affiliates are also the general partners of three Local Partnerships, and another of our affiliates manages the Property owned by one of these Local Partnerships. We currently intend that, upon consummation of the offer, we will hold the units acquired and your partnership will continue its business and operations substantially as they are currently being conducted. The offer is not expected to have any effect on partnership operations.

         Although we have no present intention to do so, we may acquire additional units or sell units after completion or termination of the offer. Any acquisition may be made through private purchases, through one or more future tender or exchange offers, by merger, consolidation or by any other means deemed advisable. Any acquisition may be at a price higher or lower than the price to be paid for the units purchased pursuant to this offer, and may be for cash, limited partnership interests in AIMCO Properties or other consideration. We also may consider selling some or all of the units we acquire pursuant to this offer to persons not yet determined, which may include our affiliates. We may also buy your partnership's property, although we have no present intention to do so. There can be no assurance, however, that we will initiate or complete, or will cause your partnership to initiate or complete, any subsequent transaction during any specific time period following the expiration of the offer or at all.

         Except as set forth herein, we do not have any present plans or proposals which relate to or would result in an extraordinary transaction, such as a merger, reorganization or liquidation, involving your partnership; a purchase or sale or transfer of a material amount of your partnership's assets; any changes in composition of your partnership's senior management or personnel or their compensation; any changes in your partnership's present capitalization, indebtedness or distribution policy; or any other material changes in your partnership's structure or business. We or our affiliates may loan funds to your partnership which may be secured by your partnership's assets. If any such loans are made, upon default of such loans, we or our affiliates could seek to foreclose on the loan and related mortgage or security interest. For the six Local Partnerships that are governed by unaffiliated general partners, your partnership is a limited partner, and as a result, your general partner has no authority or control over the operation or disposition of the Properties or other assets owned by those Local Partnerships. However, for the remaining three Local Partnerships, we and your general partner are affiliates of the general partner of those Local Partnerships. We expect that, consistent with your general partner's fiduciary obligations, the general partner will seek and review opportunities, including opportunities identified by us, to engage in transactions which could benefit your partnership, such as sales or refinancings of assets or a combination of the partnership with one or more other entities, with the objective of seeking to maximize returns to limited partners.

         We have been advised that the possible future transactions the general partner expects to consider on behalf of your partnership include: (i) payment of extraordinary distributions; (ii) refinancing, reducing or increasing existing indebtedness of the Properties; (iii) sales or exchanges of Properties owned by Local Partnerships in which the general partner is our affiliate; and
(iv) mergers or other consolidation transactions involving the partnership. Any such merger or consolidation transaction could involve other limited partnerships in which your general partner or its affiliates serve as general partners, or a combination of the partnership with one or more existing, publicly traded entities (including, possibly, affiliates of AIMCO), in any of which limited partners might receive cash, common stock or other securities or consideration. There is no assurance, however, as to when or whether any of the transactions referred to above might occur. If any such transaction is effected by the partnership and financial benefits accrue to its limited partners, we will participate in those benefits to the extent of our ownership of units. The agreement of limited partnership prohibits limited partners from voting on actions taken by the partnership, unless otherwise specifically permitted by the partnership agreement. Limited partners may vote on a liquidation, and if we acquire a substantial number of units in this offer, we and our affiliates will be able to significantly influence or control the outcome of any such vote. Our primary objective in seeking to acquire the units pursuant to the offer is not, however, to influence the vote on any particular transaction, but rather to generate a profit on the investment represented by those units.

13. CERTAIN INFORMATION CONCERNING YOUR PARTNERSHIP.

         GENERAL. Real Estate Associates Limited was formed under the laws of the State of California on September 15, 1977. The partnership was formed to invest either directly or indirectly in other partnerships which own and operate primarily federal, state and local government-assisted housing projects. The general partner of your partnership is ACI, which is our subsidiary. Charles H. Boxenbaum, an affiliate of ACI and AIMCO, is also a general partner of your partnership (together with ACI, the "general partner"). The business of the partnership is conducted primarily by ACI.

         The partnership holds limited partnership interests in nine Local Partnerships. The Local Partnerships own residential low income rental projects consisting of 649 apartment units. The mortgage loans of these projects are payable to or insured by various governmental agencies. The partnership, as a limited partner, is entitled to between 50 percent and 99 percent of the profits and losses of the Local Partnerships. However, pursuant to certain state housing finance statutes and regulations, certain of the Local Partnerships may be subject to limitations on distributions to the partnership. Such statutes and regulations require the Local Partnerships to hold cash flows in excess of such distribution limitations in restricted reserve accounts that may be used only for limited purposes.

         The Local Partnerships in which the partnership has invested were, in general, organized by private developers who acquired the sites, or options thereon, and applied for applicable mortgage insurance and subsidies. The partnership became the principal limited partner in these real estate holding Local Partnerships pursuant to arm's-length negotiations with these developers, or others, who act as general partners. In two of the Local Partnerships, an affiliate of ours is now the general partner and in one other Local Partnership an affiliate of ours has 66.6% interest in a general partner. As a limited partner, the partnership's liability for obligations of the real estate holding Local Partnerships is limited to its investment. The general partners of such Local Partnerships retain responsibility for maintaining, operating and managing the properties.

         There are currently 16,232 units outstanding, which are held of record by 1,097 limited partners. Your partnership's and the general partner's principal executive offices are located at Colorado Center, Tower Two, Suite 2-1000, 2000 South Colorado Boulevard, Denver, Colorado 80222, telephone (303) 757-8101.

         For additional information about your partnership, please refer to the annual report prepared by your partnership which was sent to you earlier this year, particularly Item 2 of Form 10-K405, which contains detailed information regarding the assets owned, including mortgages, rental rates and taxes. In addition, your partnership is subject to the information and reporting requirements of the Exchange Act and information about your partnership can be obtained in the same manner as information can be obtained about us, as set forth in "The Offer--Section 8. Information Concerning Us and Certain of our Affiliates."

         INVESTMENT OBJECTIVES AND POLICIES; SALE OR FINANCING OF INVESTMENTS. Your partnership is the limited partner in nine Local Partnerships. In six of the Local Partnerships, the general partners of the Local Partnerships are not affiliated with us or your general partner, and so neither we nor your general partner is involved with the management, long-term planning or liquidation decisions for those Local Partnerships or the Properties. For these Local Partnerships, your partnership does not have the power to compel a sale of a Property or Properties to a third party. As a result, we cannot predict when your partnership's interests in the Local Partnerships or these Properties themselves will be sold or otherwise disposed of.

         The general partners of the remaining three Local Partnerships are our affiliates and an affiliate of your general partner. For these Local Partnerships, your general partner (which is our subsidiary) regularly evaluates its Property by considering various factors, such as the Local Partnership's financial position and real estate and capital markets conditions. The general partner monitors the Property's specific locale and sub-market conditions (including stability of the surrounding neighborhood), evaluating current trends, competition, new construction and economic changes. The general partner oversees each Property's operating performance and continuously evaluates the physical improvement requirements. In addition, the financing structure for the Property (including any prepayment penalties), tax implications, availability of attractive mortgage financing to a purchaser, and the investment climate are all considered. Any of these factors, and possibly others, could potentially contribute to any decision by the general partner to sell, refinance, upgrade with capital improvements or hold the Property. If rental market conditions improve, the level of distributions might increase over time. It is possible that the private resale market for such Properties could improve over time, making a sale in a private transaction at some point in the future a more viable option than it is currently. After taking into account the foregoing considerations, your general partner is not currently seeking a sale of such Local Partnership's Property primarily because it expects the property's operating performance to improve in the long term. Another significant factor considered by your general partner is the likely tax consequences of a sale of the Property for cash. Such a transaction would likely result in tax liabilities for many limited partners.

         TERM OF YOUR PARTNERSHIP. Under your partnership's agreement of limited partnership, the term of the partnership will continue until December 31, 2031, unless sooner terminated as provided in the agreement or by law. Limited partners could, as an alternative to tendering their units, take a variety of possible actions, including voting to liquidate the partnership or amending the agreement of limited partnership to authorize limited partners to cause the partnership to merge with another entity or engage in a "roll-up" or similar transaction.

         COMPETITION. There are other residential properties within the market areas of the Properties. The number and quality of competitive properties in such areas could have a material effect on the rental market for the apartments at the Properties and the rents that may be charged for such apartments. While AIMCO is a significant factor in the United States in the apartment industry, competition for apartments is local. According to data published by the National Multi-Housing Council, we believe AIMCO is one of the largest owners and managers of multifamily apartment properties in the United States.

         REGULATORY ARRANGEMENTS. In order to stimulate private investment in low income housing, the federal government and certain state and local agencies have provided significant ownership incentives, including among others, interest subsidies, rent supplements, and mortgage insurance, with the intent of reducing certain market risks and providing investors with certain tax benefits, plus limited cash distributions and the possibility of long-term capital gains. There remain, however, significant risks. The long-term nature of investments in government assisted housing limits the ability of the partnership to vary its portfolio in response to changing economic, financial and investment conditions; such investments are also subject to changes in local economic circumstances and housing patterns, as well as rising operating costs, vacancies, rent collection difficulties, energy shortages and other factors which have an impact on real estate values. These projects also require greater management expertise and may have higher operating expenses than conventional housing projects.

         Under recently adopted law and policy, HUD has determined not to renew the HAP Contracts on a long term basis on the existing terms. In connection with renewals of the HAP Contracts under such new law and policy, the amount of rental assistance payments under renewed HAP Contracts will be based on market rental instead of above market rentals, which may be the case under existing HAP Contracts. The payments under the renewed HAP Contracts may not be in an amount that would provide sufficient cash flow to permit owners of properties subject to HAP Contracts to meet the debt service requirements of existing loans insured by the Federal Housing Administration of HUD ("FHA") unless such mortgage loans are restructured. In order to address the reduction in payments under HAP Contracts as a result of this new policy, MAHRAA provides for the restructuring of mortgage loans insured by the FHA with respect to properties subject to the
Section 8 program. Under MAHRAA, an FHA-insured mortgage loan can be restructured into a first mortgage loan which will be amortized on a current basis and a low interest second mortgage loan payable to FHA which will only be payable on maturity of the first mortgage loan. This restructuring results in a reduction in annual debt service payable by the owner of the FHA-insured mortgage loan and is expected to result in an insurance payment from FHA to the holder of the FHA-insured loan due to the reduction in the principal amount. MAHRAA also phases out project-based subsidies on selected properties serving families not located in rental markets with limited supply, converting such subsidiaries to a tenant-based subsidy.

         When the HAP Contracts are subject to renewal, there can be no assurance that the local limited partnerships in which the Partnership has an investment will be permitted to restructure its mortgage indebtedness under MAHRAA. In addition, the economic impact on the Partnership of the combination of the reduced payments under the HAP Contracts and the restructuring of the existing FHA-insured mortgage loans under MAHRAA is uncertain.

         Although each of the partnerships in which your partnership has invested generally owns a project which must compete in the market place for tenants, interest subsidiaries and rent supplements from governmental agencies make it possible to offer these dwelling units to eligible "low income" tenants at a cost significantly below the market rate for comparable conventionally financed dwelling units in the area.

         Pursuant to the HAP Contracts, the Partnership cannot sell its interests in a Property without the consent of HUD and, if applicable, the appropriate state or local agency. There is no assurance that HUD will provide such approval.

         Pursuant to certain state housing finance statutes and regulations, certain of the Local Partnerships may be subject to limitations on distributions to the Partnership. Such statutes and regulations could require such Local Partnerships to hold cash flows in excess of such distribution limitations in restricted reserve accounts that may be used only for limited purposes.

         FINANCIAL DATA. The selected financial information of your partnership set forth below for the years ended December 31, 2001 and 2000 is based on audited financial statements. The selected financial information set forth below for the six months ended June 30, 2002 and 2001 is based on unaudited financial statements. This information should be read in conjunction with such financial statements, including notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership" in the Annual Report on Form 10-K405 of your partnership for the year ended December 31, 2001, and the Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.

                         REAL ESTATE ASSOCIATES LIMITED
                      (in thousands, except per unit data)

                                                           For the Year Ended          For the Six Months Ended
                                                               December 31,                   June 30,
                                                           2001           2000           2002          2001
                                                         ---------      ---------      ---------      ---------
Operating Data:

Total Revenues                                           $     350      $   5,521      $      51      $     257
Net Income (Loss)                                         (239,418)       (83,170)       (75,351)       (29,189)
Net Income per limited partnership unit                        (15)            (5)            (5)            (2)
Distributions per limited partnership unit                      --             --             --             --

Balance Sheet Data:

Cash & Cash Equivalents                                        392          2,511          5,003         10,733
Investment in Limited Partnerships                         658,626        661,411        659,046        704,818
Total Assets                                               659,018        687,018        664,049        715,551
Notes Payable                                                   --             --             --             --
General Partners' Capital (Deficit)                       (122,930)      (120,536)      (123,684)      (120,828)
Limited Partners' Capital (Deficit)                        536,867        773,891        462,270        744,994
Partners' Capital (Deficit)                                413,937        653,355        338,586        624,166
Total Distributions                                             --             --             --             --
Net increase (decrease) in cash and cash equivalents        (2,119)      (201,355)         4,611          8,222
Net cash provided by operating activities                $   2,188      $(213,088)     $(162,465)     $  (8,822)

         DESCRIPTION OF PROPERTY. The following shows the location and the status, as of December 31, 2001, of the Properties owned by Local Partnerships.

                                                  Units Authorized For
                                                 Rental Assistance Under                            Percentage of
                                                 Section 8 or Other Rent           Units             Total Units
    Name and Location         No. of Units         Supplement Program             Occupied            Occupied
--------------------------    --------------    --------------------------       -----------       ----------------
Belleville Manor                   32                        32/0                    32               100%
Marion, KY

Bethel Towers                     146                        53/0                   142                97%
Detroit, MI

Cherry Hill Place                 186                       186/0                   186               100%
Inkster, MI

Clinton Apts.                      24                        24/0                    22                92%
Clinton, KY

Northwood Village                  72                        72/0                    68                94%
Emporia, VA

                                                  Units Authorized For
                                                 Rental Assistance Under                            Percentage of
                                                 Section 8 or Other Rent           Units             Total Units
    Name and Location         No. of Units         Supplement Program             Occupied            Occupied
--------------------------    --------------    --------------------------       -----------       ----------------
Ridgeview Estates                  32                        0/32                    23                72%
Lewisburg, WV

Wedgewood Village                  32                        0/32                    32               100%
Ripley, WV

W. Lafayette Apts.                 49                        49/0                    48                98%
W. Lafayette, OH

Williamson Towers                  76                        76/0                    75                99%
Williamson, WV
                               ---------                 ---------              ---------

TOTAL                             649                      492/64                   628

         DISTRIBUTIONS. The partnership was not designed to provide cash distributions to investors in circumstances other than refinancing or disposition of its investment in the limited partnerships. No distributions have been made to the limited partners since 1999.

         BENEFICIAL OWNERSHIP OF INTERESTS IN YOUR PARTNERSHIP. We and our affiliates, AIMCO and AIMCO-GP, Inc., collectively have voting and dispositive power with respect to less than one percentage of the outstanding limited partner units of your partnership, along with an approximate 1% general partnership interest held by the general partner. Except as set forth in this offer to purchase, neither we, nor, to the best of our knowledge, any of our affiliates, (i) beneficially own or have a right to acquire any units, (ii) has effected any transactions in the units in the past 60 days, or (iii) have any contract, arrangement, understanding or relationship with any other person with respect to any securities of your partnership, including, but not limited to, contracts, arrangements, understandings or relationships concerning transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies. See "The Offer - Section 9. Background and Reasons for the Offer - Prior Tender Offers."

         COMPENSATION PAID TO THE GENERAL PARTNER AND ITS AFFILIATES. The following table shows, for each of the years indicated, amounts paid to your partnership's general partner and its affiliates and our affiliates that are general partners or residential property managers of the Local Partnerships on a historical basis. The general partner is reimbursed for actual direct costs and expenses incurred in connection with the operation of the partnership and is entitled to receive a fee equal to 0.5 percent of the partnership's original remaining invested assets.

                      PARTNERSHIP                       PROPERTY
       YEAR        FEES AND EXPENSES                 MANAGEMENT FEES
       ----        -----------------                 ---------------
       2000            $112,967                      $      6,127
       2001            $115,572                      $     11,339

         LEGAL PROCEEDINGS. Your partnership may be a party to a variety of legal proceedings related to its ownership of the partnership's properties, arising in the ordinary course of the business, which are not expected to have a material adverse effect on your partnership. In addition, you should note the following with respect to the specific litigation affecting your partnership.

         On August 27, 1998, two investors holding an aggregate of eight units of limited partnership interests in Real Estate Associates Limited III (another investment partnership in which ACI is the managing general partner) and two investors holding an aggregate of five units of limited partnership interest in Real Estate Associates Limited VI (another investment partnership in which ACI is the managing general partner) commenced an action in the United States District Court for the Central District of California against the partnership, ACI and certain other affiliated entities. The complaint alleges that the defendants breached their fiduciary duty to the limited partners of certain ACI managed partnerships and made materially false and misleading statements in the consent solicitation statements sent to the limited partners of such partnerships relating to approval of the transfer of partnership interests in limited partnerships, owning certain of the properties, to affiliates of Casden Properties Inc., organized by an affiliate of ACI. The plaintiffs seek equitable relief, as well as compensatory damages and litigation related costs. On August 4, 1999, one investor holding one unit of limited partnership interest in Housing Programs Limited (another investment partnership in which ACI is the managing general partner) commenced a virtually identical action in the United States District Court for the Central District of California against the Partnership, ACI and certain other affiliated entities. The second action has been subsumed in the first action, which has been certified as a class action. On August 21, 2001, plaintiffs filed a supplemental complaint, which added new claims, including for a rescission of the transfer of partnership interests and an accounting. Trial is scheduled for October 9, 2002.

         As a condition to consummating the Casden Acquisition, AIMCO Properties and certain of its affiliates entered into a Master Indemnification Agreement, dated December 3, 2001, with Alan I. Casden, The Casden Company, CIC and certain of their affiliates (collectively, the "Casden Group"). Pursuant to, and in accordance with, the Master Indemnification Agreement, the Casden Group agreed to indemnify, defend and hold harmless AIMCO Properties and their affiliates (the "AIMCO Indemnitees") for certain damages suffered by an AIMCO Indemnitee from, among other things, any claims, suits, actions or proceedings based on facts or circumstances existing or arising prior to March 11, 2002, including the suit described above, other than ordinary course litigation disclosed to the AIMCO Indemnitees and covered by insurance policies held by Casden and/or any of its subsidiaries, and any claims, suits, actions or proceedings filed by or on behalf of certain individuals or entities that is a holder of any AIMCO Properties partnership common unit issued in connection with the Casden Acquisition and any other securities issuable in respect thereof. The indemnification by the Casden Group expires on March 11, 2004.

         The managing general partner is involved in various lawsuits. None of these are related to the partnership.

         These legal actions arose prior to the acquisition of the general partners by AIMCO. The managing general partner of such ACI managed partnerships and the other defendants believe that the plaintiffs' claims are without merit and intend to contest the actions vigorously. AIMCO has been indemnified by Alan Casden and others against any losses arising out of the litigation.

         ENVIRONMENTAL. As a result of AIMCO's March 2002 acquisition of Casden and its subsidiaries, including your general partner, the Properties are subject to a Consent Agreement entered In the Matter of Apartment Investment and Management Company, Docket No. HQ-2002-0003, before the Environmental Appeals Board, United States Environmental Protection Agency, and Final Order entered thereon on January 15, 2002, which may require, among other things, lead-based paint disclosure to residents of Properties and/or certain remedial actions, which may result in costs to the Local Partnerships. In addition to the costs associated with investigating and remediating, the presence of lead-based paint on a Property could result in claims by private plaintiffs for personal injury, disease, disability or other infirmities. The general partner believes that the Properties are required to be covered by adequate insurance provided by reputable companies and with commercially reasonable deductibles and limits and that any costs not covered by insurance are not expected to be material.

         Various Federal, state and local laws subject property owners or operators to liability for the costs of removal or remediation of certain hazardous substances present on a property. Such laws often impart liability without regard to whether the owner or operator knew of, or was responsible for, the release of the hazardous substances. The presence of, or failure to properly remediate, hazardous substances may adversely affect occupancy at contaminated apartment communities and the partnership's ability to sell or borrow against contaminated properties. In addition to the costs associated with investigation and remediation actions brought by governmental agencies, the presence of hazardous wastes on a property could result in claims by private plaintiffs for personal injury, disease, disability or other infirmities. Various laws also impose liability for the cost of removal or remediation of hazardous or toxic substances at the disposal or treatment facility. Anyone who arranges for the disposal or treatment of hazardous or toxic substances is potentially liable under such laws. These laws often impose liability whether or not the person arranging for the disposal ever owned or operated the disposal facility. In connection with the ownership or operation of properties, the partnership could potentially be liable for environmental liabilities or costs associated with its properties or properties it may acquire in the future.

         Any remaining costs are not expected to be material. The general partner believes that the partnership's properties are covered by adequate fire, flood and property insurance provided by reputable companies and with commercially reasonable deductibles and limits.

         ADDITIONAL INFORMATION CONCERNING YOUR PARTNERSHIP. Your partnership files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document your partnership files at the SEC's public reference rooms in Washington, D.C., Chicago, Illinois, and New York, New York. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Your partnership's most recent SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

         The above discussion relating to environmental matters and certain financial evaluations is forward-looking information developed by the general partner. These expectations incorporated various assumptions including, but not limited to, revenue (including occupancy rates), various operating expenses, general and administrative expenses, depreciation expenses, and working capital levels. While the general partner deemed such expectations to be reasonable and valid at the date made, there is no assurance that the assumed facts will be validated or that the results will actually occur. Any estimate of the future performance of a business, such as your partnership's business, is forward-looking and based on assumptions some of which inevitably will prove to be incorrect.

14. VOTING POWER.

         Decisions with respect to the day-to-day management of your partnership are the responsibility of the general partner. Because the general partner of your partnership is our subsidiary, we control the management of your partnership. Under your partnership's agreement of limited partnership, limited partners holding a majority of the outstanding units must approve certain extraordinary transactions, including most amendments to the partnership agreement and the sale of all or substantially all of your partnership's assets. If we acquire a substantial number of additional units pursuant to this offer, we may be in a position to significantly influence or control such votes of the limited partners.

15. SOURCE OF FUNDS.

         We expect that approximately $470,728 will be required to purchase all of the limited partnership units that we are seeking in this offer (exclusive of fees and expenses estimated to be $11,000). For more information regarding fees and expenses, see "The Offer--Section 19. Fees and Expenses."

         We have a secured $400 million revolving credit facility with Bank of America, Fleet National Bank and First Union National Bank with a syndicate comprised of a total of ten lender participants. Our revolving credit facility was amended and restated on March 11, 2002. The obligations under the amended and restated credit facility are secured by a first priority pledge of certain non-real estate assets of AIMCO Properties and a second priority pledge of the equity ownership of AIMCO Properties and certain subsidiaries of AIMCO. Borrowings under the amended and restated credit facility are available for general corporate purposes. The amended and restated credit facility matures in July 2004 and can be extended once at AIMCO's option, for a term of one year. The annual interest rate under the credit facility is based on either LIBOR or a base rate which is the higher of Bank of America, N.A.'s reference rate of 0.5% over the federal funds rate, plus, in either case, an applicable margin.

         We may make contemporaneous offers to acquire interests in other limited partnerships. We believe that we will have sufficient cash on hand and available sources of financing to acquire all units tendered pursuant to this offer and all such other offers. As of May 31, 2002, we had $107.3 million of cash on hand and $165.3 million available for borrowing under existing lines of credit. We intend to repay any amounts borrowed to finance the offer out of future working capital.

16. DISSENTERS' RIGHTS.

         Neither the agreement of limited partnership of your partnership nor applicable law provides any right for you to have your units appraised or redeemed in connection with, or as a result of, our offer. In addition, we are not extending appraisal rights in connection with the offer. You have the opportunity to make an individual decision on whether or not to tender your units in the offer.

         No provisions have been made with regard to the offer to allow you or other limited partners to inspect the books and records of your partnership or to obtain counsel or appraisal services at our expense or at the expense of your partnership. However, you have the right under your partnership's agreement of limited partnership to obtain a list of the limited partners.

17. CONDITIONS OF THE OFFER.

         Notwithstanding any other provisions of our offer, we will not be required to accept for payment and pay for any units tendered pursuant to our offer, may postpone the purchase of, and payment for, units tendered, and may terminate or amend our offer if at any time on or after the date of this offer to purchase and at or before the expiration of our offer (including any extension thereof), any of the following shall occur or may be reasonably expected to occur:

          o any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, indebtedness, capitalization, condition (financial or otherwise), operations, licenses or franchises, management contract, or results of operations or prospects of your partnership or local markets in which your partnership owns property, including any regulatory determination or change in any HAP Contracts held by the partnership or the Local Partnerships, or any fire, flood, natural disaster, casualty loss, or act of God that, in our reasonable judgment, are or may be materially adverse to your partnership or the value of the units to us, or we shall have become aware of any facts relating to your partnership, its indebtedness or its operations which, in our reasonable judgment, has had or may have a material adverse effect on the value of your partnership or the value of the units to us, or the ability of the general partners to assert full control over the assets, privileges and immunities of the partnership, including without limitation the ability of the general partners to distribute the cash and cash equivalent to the limited partners; or

          o there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or the over-the-counter market in the United States, (ii) a decline in the closing price of a share of AIMCO's Class A Common Stock of more than 5.0% measured from the close on the last trading day preceding the date of this offer and the close on the last trading day preceding to the expiration of this offer, (iii) any extraordinary or material adverse change in the financial, real estate or money markets or major equity security indices in the United States such that there shall have occurred at least a 25 basis point increase in LIBOR, or at least a 5.0% decrease in the price of the 10-year Treasury Bond or the 30-year Treasury Bond, or at least a 5.0% decrease in the S&P 500 Index or the Morgan Stanley REIT Index, in each case measured between the close on the last trading day preceding the date of this offer and the close on the last trading day preceding the expiration of this offer, (iv) any material adverse change in the commercial mortgage financing markets, (v) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (not existing on the date hereof),
               (vi) a commencement of a war, conflict, armed hostilities or other national or international calamity directly or indirectly involving the United States (not existing on the date hereof),
               (vii) any limitation (whether or not mandatory) by any governmental authority on, or any other event which, in our reasonable judgment, might affect the extension of credit by banks or other lending institutions, or (viii) in the case of any of the foregoing existing at the time of the commencement of the offer, in our reasonable judgment, a material acceleration or worsening thereof; or

          o there shall have been threatened in writing, instituted or pending any action, proceeding, application or counterclaim by any Federal, state, local or foreign government, governmental authority or governmental agency, or by any other person, before any governmental authority, court or regulatory or administrative agency, authority or tribunal, which (i) challenges or seeks to challenge our purchase of the units, restrains, prohibits or delays the making or consummation of our offer, prohibits the performance of any of the contracts or other arrangements entered into by us (or any affiliates of ours), or seeks to obtain any material amount of damages as a result of the transactions contemplated by our offer, (ii) seeks to make the purchase of, or payment for, some or all of the units pursuant to our offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the units, (iii) seeks to prohibit or limit the ownership or operation by us or any of our affiliates of the entity serving as general partner of your partnership or to remove such entity as general partner of your partnership, or seeks to impose any material limitation on our ability or the ability of any affiliate of ours to conduct your partnership's business or own such assets, (iv) seeks to impose material limitations on our ability to acquire or hold or to exercise full rights of ownership of the units including, but not limited to, the right to vote the units purchased by us on all matters properly presented to the limited partners, or (v) might result, in our reasonable judgment, in a material diminution in the value of your partnership or a limitation of the benefits expected to be derived by us as a result of the transactions contemplated by our offer or the value of the units to us; or

          o there shall be any action taken, or any statute, rule, regulation, order or injunction shall be sought, proposed, enacted, promulgated, entered, enforced or deemed applicable to our offer, your partnership, any general partner of your partnership, us or any affiliate of ours or your partnership, or any other action shall have been taken, proposed or threatened, by any government, governmental authority or court, that, in our reasonable judgment, might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of the immediately preceding paragraph; or

          o your partnership shall have, due to events beyond our direct or indirect control, (i) changed, or authorized a change of, the units or your partnership's capitalization, (ii) issued, distributed, sold or pledged, or authorized, proposed or announced the issuance, distribution, sale or pledge of (A) any equity interests (including, without limitation, units), or securities convertible into any such equity interests or any rights, warrants or options to acquire any such equity interests or convertible securities, or (B) any other securities in respect of, in lieu of, or in substitution for units outstanding on the date hereof, (iii) purchased or otherwise acquired, or proposed or offered to purchase or otherwise acquire, any outstanding units or other securities, (iv) declared or paid any dividend or distribution on any units or issued, authorized, recommended or proposed the issuance of any other distribution in respect of the units, whether payable in cash, securities or other property, (v) authorized, recommended, proposed or announced an agreement, or intention to enter into an agreement, with respect to any merger, consolidation, liquidation or business combination, any acquisition or disposition of a material amount of assets or securities, or any release or relinquishment of any material contract rights, or any comparable event, not in the ordinary course of business, (vi) taken any action to implement such a transaction previously authorized, recommended, proposed or publicly announced, (vii) issued, or announced its intention to issue, any debt securities, or securities convertible into, or rights, warrants or options to acquire, any debt securities, or incurred, or announced its intention to incur, any debt other than in the ordinary course of business and consistent with past practice, (viii) authorized, recommended or proposed, or entered into, any transaction which, in our reasonable judgment, has or could have an adverse affect on the value of your partnership or the units, (ix) proposed, adopted or authorized any amendment of its organizational documents, (x) agreed in writing or otherwise to take any of the foregoing actions or (xi) been notified that any debt of your partnership or any of its subsidiaries secured by any of its or their assets is in default or has been accelerated; or

          o a tender or exchange offer for any units shall have been commenced or publicly proposed to be made by another person or "group" (as defined in Section 13(d)(3) of the Exchange Act) or it shall have been publicly disclosed or we shall have otherwise learned that (i) any person or group shall have acquired or proposed or be attempting to acquire beneficial ownership of more than five percent of the units, or shall have been granted any option, warrant or right, conditional or otherwise, to acquire beneficial ownership of more than five percent of the units, other than acquisitions for bona fide arbitrage purposes, or (ii) any person or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a merger, consolidation or other business combination with or involving your partnership; or

          o the offer to purchase may have an adverse effect on AIMCO's status as a REIT; or

          o we shall not have as a result of events and circumstances beyond our reasonable control adequate cash or financing commitments available to pay for the units validly tendered; or

          o there would be 320 or fewer unit holders outstanding as a result of the consummation of the offer.

         The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to such conditions or may be waived by us at any time prior to the expiration of this offer in our reasonable discretion. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right.

18. CERTAIN LEGAL MATTERS.

         GENERAL. Except as set forth in this Section 18, we are not, based on information provided by your general partner (which is our subsidiary), aware of any licenses or regulatory permits that would be material to the business of your partnership, taken as a whole, and that might be adversely affected by our acquisition of units as contemplated herein, or any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to the acquisition of units by us pursuant to the offer, other than the filing of a Tender Offer Statement on Schedule TO with the SEC (which has already been filed) and any required amendments thereto. While there is no present intent to delay the purchase of units tendered pursuant to the offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to your partnership or its business, or that certain parts of its business might not have to be disposed of or other substantial conditions complied with in order to obtain such approval or action, any of which could cause us to elect to terminate the offer without purchasing units thereunder. Our obligation to purchase and pay for units is subject to certain conditions, including conditions related to the legal matters discussed in this Section 18.

         ANTITRUST. We do not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of units contemplated by our offer.

         MARGIN REQUIREMENTS. The units are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, those regulations generally are not applicable to our offer.

         STATE LAWS. We are not aware of any jurisdiction in which the making of our offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the offer will not be made to (nor will tenders be accepted from or on behalf of) limited partners residing in such jurisdiction. In those jurisdictions with securities or blue sky laws that require the offer to be made by a licensed broker or dealer, the offer shall be made on behalf of us, if at all, only by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

19. FEES AND EXPENSES.

         You will not pay any partnership transfer fees if you tender your units. Except as set forth herein, we will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. We have retained River Oaks Partnership Services, Inc. to act as Information Agent in connection with our offer. The Information Agent may contact holders of units by mail, e-mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee limited partners to forward materials relating to the offer to beneficial owners of the units. We will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses, and will indemnify it against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. We will also pay all costs and expenses of printing and mailing the offer and any related legal fees and expenses.

                                  ------------

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF US NOT CONTAINED HEREIN, IN THE ACKNOWLEDGMENT AND AGREEMENT OR THE LETTER OF TRANSMITTAL ATTACHED AS ANNEX II AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

         We have filed with the SEC a Tender Offer Statement on Schedule TO, pursuant to Section 14(d)(1) and Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to our offer, and may file amendments thereto. Your partnership has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 pursuant to Section 14(d)(4) and Rule 14d-9 under the Exchange Act, furnishing certain additional information about your partnership's and the general partner's position concerning our offer, and your partnership may file amendments thereto. The Schedules TO and 14D-9 and any amendments to either Schedule, including exhibits, may be inspected and copies may be obtained at the same place and in the same manner as described in "The Offer--Section 13. Certain Information concerning your Partnership--Additional Information concerning your Partnership."

         The acknowledgment and agreement and any other required documents should be sent or delivered by each limited partner or such limited partner's broker, dealer, bank, trust company or other nominee to the Information Agent at one of its addresses set forth below.

                     THE INFORMATION AGENT FOR THE OFFER IS:

                      RIVER OAKS PARTNERSHIP SERVICES, INC.

               By Mail:                          By Overnight Courier:                        By Hand:

             P.O. Box 2065                         111 Commerce Road                      111 Commerce Road
     S. Hackensack, NJ 07606-2065                 Carlstadt, NJ 07072                    Carlstadt, NJ 07072
                                              Attn: Reorganization Dept.             Attn: Reorganization Dept.

             By facsimile:                                                          For information please call:

            (201) 460-2889                                                            TOLL FREE (888) 349-2005
                                                                                                 Or
                                                                                           (201) 896-1900

                                     ANNEX I

                             OFFICERS AND DIRECTORS

         The names and positions of the executive officers of Apartment Investment and Management Company ("AIMCO"); AIMCO-GP, Inc. ("AIMCO-GP") and the general partner of your partnership are set forth below. The directors of AIMCO are also set forth below. The two directors of AIMCO-GP are Terry Considine and Peter Kompaniez. The two directors of the general partner of your partnership are Peter K. Kompaniez and David Robertson. Unless otherwise indicated, the business address of each executive officer and director is 2000 South Colorado Boulevard, Suite 2-1000, Denver, Colorado 80222-7900. Each executive officer and director is a citizen of the United States of America. All titles refer to titles with AIMCO and AIMCO-GP, except as otherwise indicated.

                       NAME                                           POSITION
                       ----                                           --------
 Terry Considine................................  Chairman of the Board of Directors and Chief Executive
                                                  Officer

 Peter K. Kompaniez.............................  Vice Chairman, President and Director, and Director of
                                                  the general partner

 Harry G. Alcock................................  Executive Vice President and Chief Investment Officer

 Charles H. Boxenbaum...........................  Chairman Emeritus of the General Partner

 Miles Cortez...................................  Executive Vice President, General Counsel and Secretary

 Joseph DeTuno..................................  Executive Vice President - Redevelopment

 Patrick J. Foye................................  Executive Vice President and Executive Vice President of
                                                  the general partner

 Lance J. Graber................................  Executive Vice President - Acquisitions

 Michael J. Hornbrook...........................  Chief Operating Officer and Executive Vice President of
                                                  the general partner

 Paul J. McAuliffe..............................  Executive Vice President and Chief Financial Officer and
                                                  Executive Vice President - Finance of the general partner

 Ron Monson.....................................  Executive Vice President and Head of Property Operations

 David Robertson................................  Executive Vice President - Affordable Properties, and
                                                  President and Director of the general partner

 James N. Bailey................................  Director

 Richard S. Ellwood.............................  Director

 J. Landis Martin...............................  Director

 Thomas L. Rhodes...............................  Director

                                 Annex I - Page 1


                 NAME                               PRINCIPAL OCCUPATIONS FOR THE LAST FIVE YEARS
                 ----                               ---------------------------------------------
Terry Considine.....................    Mr. Considine has been Chairman and Chief Executive Officer of AIMCO and AIMCO-GP since July 1994.  Mr. Considine serves as Chairman of the Board of Directors of American Land Lease, Inc. (formerly Asset
                                        Investors Corporation and Commercial Asset Investors, Inc.), another public real estate investment trust. Mr. Considine has been and remains involved as a principal in a variety of other business activities.

Peter K. Kompaniez..................    Mr. Kompaniez has been Vice Chairman and a director of AIMCO since
                                        July 1994 and was appointed President in July 1997.  He served as
                                        President of the general partner from April 2002 until September 2002.
                                        He became a Director of the general partner in September 2002. Mr.
                                        Kompaniez has also served as Chief Operating Officer of NHP
                                        Incorporated, which was acquired by AIMCO in December 1997. From
                                        1986 to 1993, he served as President and Chief Executive Officer of
                                        Heron Financial Corporation ("HFC"), a United States holding company for Heron International, N.V.'s real estate and related assets.
                                        While at HFC, Mr. Kompaniez administered the acquisition,
                                        development and disposition of approximately 8,150 apartment units
                                        (including 6,217 units that have been acquired by AIMCO) and 3.1 million square feet of commercial real estate.

Harry G. Alcock.....................    Mr. Alcock served as a Vice President of AIMCO from July 1996 to
                                        October 1997, when he was promoted to Senior Vice President -
                                        Acquisitions.  Mr. Alcock served as Senior Vice
                                        President-Acquisitions until October 1999, when he was promoted to
                                        Executive Vice President and Chief Investment Officer.  Mr. Alcock
                                        has held responsibility for AIMCO's acquisition and financing activities since July 1994.  From June 1992 until July 1994, Mr.
                                        Alcock served as Senior Financial Analyst for PDI and HFC.  From
                                        1988 to 1992, Mr. Alcock worked for Larwin Development Corp., a Los
                                        Angeles-based real estate developer, with responsibility for raising debt and joint venture equity to fund land acquisition and development.  From 1987 to 1988, Mr. Alcock worked for Ford
                                        Aerospace Corp.  He received his B.S. from San Jose State University.

Charles H. Boxenbaum................    Mr. Boxenbaum was a Director, the Chairman of the Board of Directors,
                                        and Chief Executive Officer of AIMCO Capital, Inc. until September 2002.
                                        He will continue to serve as a consultant and Chairman Emeritus of AIMCO
                                        Capital, Inc. Mr. Boxenbaum has been active in the real estate industry since 1960. He founded the General Partner in 1966, and, in 1978, purchased the outstanding stock of ACI. Mr. Boxenbaum is one of the founders of and a past director of First Los Angeles Bank, organized in
                                        November 1974. In March 1995, Mr. Boxenbaum was elected to serve on the
                                        Board of Directors of the National Multi Housing Council, and he has
                                        been a guest lecturer at national and state realty conventions, certified properties exchangers' seminars, Los Angeles Town Hall,
                                        National Association of Home Builders, International Council of Shopping
                                        Centers, Society of Conventional Appraisers, California Real Estate
                                        Association, National Institute of Real Estate Brokers, Appraisal
                                        Institute, various mortgage bankers' seminars, and the North American
                                        Property Forum held in London, England. Mr. Boxenbaum received his bachelor of arts degree from the University of Chicago.

                                Annex I - Page 2


                 NAME                               PRINCIPAL OCCUPATIONS FOR THE LAST FIVE YEARS
                 ----                               ---------------------------------------------
Miles Cortez........................    Mr. Cortez was appointed Executive Vice President, General Counsel and Secretary in August 2001.  Since December 1997, Mr. Cortez has
                                        been a founding partner and the senior partner of the law firm of
                                        Cortez Macaulay Bernhardt & Schuetze LLC.  From August 1993 to
                                        November 1997, Mr. Cortez was a partner in the law firm of McKenna &
                                        Cuneo, LLP.  Mr. Cortez was the President of the Denver Bar
                                        Association from 1982-1983; was Chairman of the Ethics Committee of the Colorado Bar Association from 1977-1978, was President of the
                                        Colorado Bar Association from 1996-1997, and was a member of the
                                        American Bar Association House of Delegates from 1990-1995.  Mr.
                                        Cortez is a Life Fellow of the Colorado Bar Foundation and American
                                        Bar Foundation.  Mr. Cortez has been listed in the national publication "The Best Lawyers in America" for business litigation for the past ten years.

Joseph DeTuno.......................    Mr. DeTuno was appointed Executive Vice President-Redevelopment of
                                        AIMCO in February 2001.  Mr. DeTuno has been Senior Vice
                                        President-Property Redevelopment of AIMCO since August 1997.  Mr.
                                        DeTuno was previously President and founder of JD Associates, his own full service real estate consulting, advisory and project management company that he founded in 1990.

Patrick J. Foye.....................    Mr. Foye was appointed Executive Vice President of AIMCO in May 1998 and Executive Vice President.  He was appointed Executive Vice
                                        President of the general partner in April 2002.  He is responsible for acquisitions of partnership securities, consolidation of minority interests, and corporate and other acquisitions.  Prior to joining AIMCO, Mr. Foye was a merger and acquisitions partner in the law firm of Skadden, Arps, Slate, Meagher & Flom LLP from 1989 to
                                        1998 and was Managing Partner of the firm's Brussels, Budapest and
                                        Moscow offices from 1992 through 1994.  Mr. Foye is also Deputy
                                        Chairman of the Long Island Power Authority and serves as a member of the New York State Privatization Council.  He received a B.A.
                                        from Fordham College and a J.D. from Fordham University Law School and was Associate Editor of the Fordham Law Review.

Lance Graber........................    Mr. Graber was appointed Executive Vice President - Acquisitions in
                                        October 1999.  His principal business function is acquisitions.
                                        Prior to joining AIMCO, Mr. Graber was an Associate from 1991 through 1992 and then a Vice President from 1992 through 1994 at
                                        Credit Suisse First Boston engaged in real estate financial advisory services and principal investing.  He was a Director there from 1994 to May 1999, during which time he supervised a staff of seven in the making of principal investments in hotel, multi-family and assisted living properties.  Mr. Graber received a B.S. and an M.B.A. from the Wharton School of the University of Pennsylvania.

                                Annex I - Page 3


                 NAME                               PRINCIPAL OCCUPATIONS FOR THE LAST FIVE YEARS
                 ----                               ---------------------------------------------
Michael J. Hornbrook................    Michael J. Hornbrook is an Executive Vice President and the Chief
                                        Operating Officer of ACI, having joined in January 2002.  From
                                        1999 until joining the General Partner, Mr. Hornbrook was a partner in the law firm of McGuire Woods LLP in the firm's Chicago office and specialized in the area of real estate law, including
                                        environmental, public finance, and affordable housing and tax credits. He received a bachelor of arts degree, magna cum laude, from Loyola University and a juris doctorate degree from Rutgers
                                        University. Mr. Hornbrook is a member of the Illinois and
                                        Connecticut State Bar Associations.

Paul J. McAuliffe...................    Mr. McAuliffe has been Executive Vice President of AIMCO since
                                        February 1999 and was appointed Chief Financial Officer in October
                                        1999.  He was appointed Executive Vice President - Finance of the general partner in April 2002.  Prior to joining AIMCO, Mr.
                                        McAuliffe was Senior Managing Director of Secured Capital
                                        Corporation and prior to that time had been a Managing Director of
                                        Smith Barney, Inc. from 1993 to 1996, where he was a key member of the underwriting team that led AIMCO's initial public offering in
                                        1994.  Mr. McAuliffe was also a Managing Director and head of the real estate group at CS First Boston from 1990 to 1993 and he was a
                                        Principal in the real estate group at Morgan Stanley & Co., Inc.
                                        from 1983 to 1990.  Mr. McAuliffe received a B.A. from Columbia
                                        College and an MBA from University of Virginia, Darden School.

Ron Monson..........................    Mr. Monson was appointed Executive Vice President and Head of
                                        Property Operations of AIMCO on February 6, 2001.  Mr. Monson has
                                        been with AIMCO since 1997 and was promoted to Divisional Vice
                                        President in 1998.  Prior to joining AIMCO, Mr. Monson worked for 13 years in operations management positions in the lawn care and landscaping industries, principally with True Green/Chemlawn.  Mr.
                                        Monson received a Bachelor of Science from the University of
                                        Minnesota and a Masters in Business Administration from Georgia
                                        State University.

David Robertson.....................    Mr. Robertson was appointed President and Chief Executive Officer of the general partner in September 2002.  He was appointed Executive Vice
                                        President - Affordable Properties in February 2002.  He is responsible for affordable property operations, refinancing and other value creation within the Company's affordable portfolio.  Prior to joining the Company, Mr.
                                        Robertson was a member of the investment-banking group at Smith
                                        Barney from 1991 to 1996, where he was responsible for real estate investment banking transactions in the western United States, and was part of the Smith Barney team that managed AIMCO's initial public offering in 1994.  Since February 1996, Mr. Robertson has been Chairman and Chief Executive Officer of Robeks Corporation, a
                                        privately held chain of specialty food stores.

James N. Bailey.....................    Mr. Bailey was appointed a Director of AIMCO in June 2000.  In 1973,
Cambridge Associates, Inc.              Mr. Bailey co-founded Cambridge Associates, Inc., which is an
1 Winthrop Square,                      investment consulting firm for non-profit institutions and wealthy
Suite 500                               family groups.  He is also Co-Founder, Treasurer and Director of The
Boston, MA  02110                       Plymouth Rock Company, Direct Response Corporation and Homeowners'
                                        Direct Corporation, each of which is a United States personal lines insurance company.  He received his M.B.A. and J.D. degrees in 1973 from Harvard Business School and Harvard Law School.

                                Annex I - Page 4

                 NAME                               PRINCIPAL OCCUPATIONS FOR THE LAST FIVE YEARS
                 ----                               ---------------------------------------------
Richard S. Ellwood..................    Mr. Ellwood was appointed a Director of AIMCO in July 1994 and is
12 Auldwood Lane                        currently Chairman of the Audit Committee and a member of the
Rumson, NJ  07660                       Compensation Committee.  Mr. Ellwood is the founder and President of
                                        R.S. Ellwood & Co., Incorporated, a real estate investment banking firm.  Prior to forming R.S. Ellwood & Co., Incorporated in 1987,
                                        Mr. Ellwood had 31 years experience on Wall Street as an investment banker, serving as: Managing Director and senior banker at Merrill
                                        Lynch Capital Markets from 1984 to 1987; Managing Director at
                                        Warburg Paribas Becker from 1978 to 1984; general partner and then
                                        Senior Vice President and a director at White, Weld & Co. from 1968 to 1978; and in various capacities at J.P. Morgan & Co. from 1955 to
                                        1968.  Mr. Ellwood currently serves as a director of Felcor Lodging
                                        Trust, Incorporated and Florida East Coast Industries, Inc.

J. Landis Martin....................    Mr. Martin was appointed a director of AIMCO in July 1994 and became
199 Broadway                            Chairman of the Compensation Committee on March 19, 1998. Mr. Martin
Suite 4300                              is a member of the Audit Committee.  Mr. Martin has served as
Denver, CO  80202                       President and Chief Executive Officer of NL Industries, Inc., a
                                        manufacturer of titanium dioxide, since 1987. Mr. Martin has served as Chairman of Tremont Corporation ("Tremont"), a holding company operating though its affiliates Titanium Metals Corporation
                                        ("TIMET") and NL Industries, Inc. ("NL"), since 1990 and as Chief
                                        Executive Officer and a director of Tremont since 1988. Mr. Martin has served as Chairman of TIMET, an integrated producer of titanium, since 1987 and Chief Executive Officer since January 1995. From 1990 until its acquisition by a predecessor of Halliburton Company
                                        ("Halliburton") in 1994, Mr. Martin served as Chairman of the Board and Chief Executive Officer of Baroid Corporation, an oilfield services company. In addition to Tremont, NL and TIMET, Mr. Martin is a director of Halliburton, which is engaged in the petroleum services, hydrocarbon and engineering industries, and Crown Castle
                                        International Corporation, a communications company.

Thomas L. Rhodes....................    Mr. Rhodes was appointed a Director of AIMCO in July 1994 and is a
215 Lexington Avenue                    member of the Audit and Compensation Committees.  Mr. Rhodes has
4th Floor                               served as the President and a Director of National Review magazine
New York, NY  10016                     since November 1992, where he has also served as a Director since
                                        1998. From 1976 to 1992, he held various positions at Goldman, Sachs
                                        & Co. and was elected a General Partner in 1986 and served as a
                                        General Partner from 1987 until November 1992. He is currently
                                        Co-Chairman of the Board, Co-Chief Executive Officer and a Director
                                        of American Land Lease, Inc. He also serves as a Director of Delphi
                                        Financial Group and its subsidiaries, Delphi International Ltd.,
                                        Oracle Reinsurance Company and the Lynde and Harry Bradley
                                        Foundation.

                                Annex I - Page 5

                                    ANNEX II

                              LETTER OF TRANSMITTAL
               TO TENDER UNITS OF LIMITED PARTNERSHIP INTEREST IN
               REAL ESTATE ASSOCIATES LIMITED (THE "PARTNERSHIP")
                        PURSUANT TO AN OFFER TO PURCHASE
                   DATED SEPTEMBER 16, 2002 (THE "OFFER DATE")
                                       BY
                             AIMCO PROPERTIES, L.P.

--------------------------------------------------------------------------------
                      THE OFFER AND WITHDRAWAL RIGHTS WILL
                     EXPIRE AT MIDNIGHT, NEW YORK CITY TIME,
                      ON OCTOBER 11, 2002, UNLESS EXTENDED
             (AS EXTENDED FROM TIME TO TIME, THE "EXPIRATION DATE")
--------------------------------------------------------------------------------

TO PARTICIPATE IN THE OFFER, YOU MUST SEND A DULY COMPLETED AND EXECUTED COPY OF THE ENCLOSED ACKNOWLEDGMENT AND AGREEMENT AND ANY OTHER DOCUMENTS REQUIRED BY THIS LETTER OF TRANSMITTAL SO THAT SUCH DOCUMENTS ARE RECEIVED BY RIVER OAKS PARTNERSHIP SERVICES, INC., THE INFORMATION AGENT, ON OR PRIOR TO THE EXPIRATION DATE, UNLESS EXTENDED. THE METHOD OF DELIVERY OF THIS LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT YOUR OPTION AND RISK, AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE INFORMATION AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. DELIVERY OF THE ACKNOWLEDGMENT AND AGREEMENT OR ANY OTHER REQUIRED DOCUMENTS TO AN ADDRESS OTHER THAN AS SET FORTH BELOW DOES NOT CONSTITUTE VALID DELIVERY.

                                   ----------

         IF YOU HAVE THE CERTIFICATE ORIGINALLY ISSUED TO REPRESENT YOUR INTEREST IN THE PARTNERSHIP, PLEASE SEND IT TO THE INFORMATION
                  AGENT WITH THE ACKNOWLEDGMENT AND AGREEMENT.

                                   ----------

     FOR INFORMATION OR ASSISTANCE IN CONNECTION WITH THE OFFER OR THE COMPLETION OF THE ACKNOWLEDGMENT AND AGREEMENT, PLEASE CONTACT THE INFORMATION AGENT AT (888) 349-2005 (TOLL FREE) OR (201) 896-1900.

                     The Information Agent for the offer is:

                      RIVER OAKS PARTNERSHIP SERVICES, INC.

               By Mail:                          By Overnight Courier:                        By Hand:
             P.O. Box 2065                         111 Commerce Road                      111 Commerce Road
    S. Hackensack, N.J. 07606-2065               Carlstadt, N.J. 07072                  Carlstadt, N.J. 07072
                                              Attn.: Reorganization Dept.            Attn.: Reorganization Dept.

             By Telephone                                                                   By Facsimile:
                                                                                           (201) 460-2889
TOLL FREE:  (888) 349-2005

         or (201) 896-1900


NOTE: PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY. THE INSTRUCTIONS ACCOMPANYING THIS LETTER OF TRANSMITTAL SHOULD BE READ CAREFULLY BEFORE THE ACKNOWLEDGMENT AND AGREEMENT IS COMPLETED.


                               Annex II - Page 1

Ladies and Gentlemen:

         The Signatory (the "Signatory") executing the Acknowledgment and Agreement relating to the captioned offer (the "Acknowledgment and Agreement"), which is enclosed, upon the terms and subject to the conditions set forth in the offer to purchase, hereby and thereby tenders to the Purchaser the units set forth in the box entitled "Description of Units Tendered" on the Acknowledgment and Agreement, including all interests represented by such units (collectively, the "Units"), at the consideration indicated in the offer to purchase as supplemented or amended. Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed thereto in such Acknowledgment and Agreement.

         SUBJECT TO AND EFFECTIVE UPON ACCEPTANCE FOR CONSIDERATION OF ANY OF THE UNITS TENDERED HEREBY AND THEREBY IN ACCORDANCE WITH THE TERMS OF THE OFFER TO PURCHASE, THE SIGNATORY HEREBY AND THEREBY IRREVOCABLY SELLS, ASSIGNS, TRANSFERS, CONVEYS AND DELIVERS TO, OR UPON THE ORDER OF, THE PURCHASER ALL RIGHT, TITLE AND INTEREST IN AND TO SUCH UNITS TENDERED HEREBY AND THEREBY THAT ARE ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER TO PURCHASE, INCLUDING, WITHOUT LIMITATION, (I) ALL OF THE SIGNATORY'S INTEREST IN THE CAPITAL OF THE PARTNERSHIP, AND THE SIGNATORY'S INTEREST IN ALL PROFITS, LOSSES AND DISTRIBUTIONS OF ANY KIND TO WHICH THE SIGNATORY SHALL AT ANY TIME BE ENTITLED IN RESPECT OF HIS OWNERSHIP OF THE UNITS, INCLUDING, WITHOUT LIMITATION, DISTRIBUTIONS IN THE ORDINARY COURSE, DISTRIBUTIONS FROM SALES OF ASSETS, DISTRIBUTIONS UPON LIQUIDATION, WINDING-UP, OR DISSOLUTION, PAYMENTS IN SETTLEMENT OF EXISTING OR FUTURE LITIGATION, DAMAGES PAID IN CONNECTION WITH ANY EXISTING OR FUTURE LITIGATION AND ALL OTHER DISTRIBUTIONS AND PAYMENTS MADE FROM AND AFTER THE EXPIRATION DATE, IN RESPECT OF THE UNITS TENDERED BY THE SIGNATORY AND ACCEPTED FOR PAYMENT AND THEREBY PURCHASED BY THE PURCHASER; (II) ALL OTHER PAYMENTS, IF ANY, DUE OR TO BECOME DUE TO THE SIGNATORY IN RESPECT OF THE UNITS, UNDER OR ARISING OUT OF THE AGREEMENT AND CERTIFICATE OF LIMITED PARTNERSHIP OF THE PARTNERSHIP (THE "PARTNERSHIP AGREEMENT"), OR ANY AGREEMENT PURSUANT TO WHICH THE UNITS WERE SOLD (THE "PURCHASE AGREEMENT"), WHETHER AS CONTRACTUAL OBLIGATIONS, DAMAGES, INSURANCE PROCEEDS, CONDEMNATION AWARDS OR OTHERWISE;
(III) ALL OF THE SIGNATORY'S CLAIMS, RIGHTS, POWERS, PRIVILEGES, AUTHORITY, OPTIONS, SECURITY INTERESTS, LIENS AND REMEDIES, IF ANY, UNDER OR ARISING OUT OF THE PARTNERSHIP AGREEMENT OR PURCHASE AGREEMENT OR THE SIGNATORY'S OWNERSHIP OF THE UNITS, INCLUDING, WITHOUT LIMITATION, ANY AND ALL VOTING RIGHTS, RIGHTS OF FIRST OFFER, FIRST REFUSAL OR SIMILAR RIGHTS, AND RIGHTS TO BE SUBSTITUTED AS A LIMITED PARTNER OF THE PARTNERSHIP; AND (IV) ALL PAST, PRESENT AND FUTURE CLAIMS, IF ANY, OF THE SIGNATORY WHETHER ON BEHALF OF THE PARTNERSHIP, INDIVIDUALLY OR ON BEHALF OF A PUTATIVE CLASS (INCLUDING WITHOUT LIMITATION ANY CLAIMS AGAINST LIMITED PARTNERS OF THE PARTNERSHIP, THE GENERAL PARTNER(S) AND/OR ANY AFFILIATES THEREOF) UNDER, ARISING OUT OF OR RELATED TO THE PARTNERSHIP AGREEMENT, THE PURCHASE AGREEMENT, THE SIGNATORY'S STATUS AS A LIMITED PARTNER, THE TERMS OR CONDITIONS OF THE OFFER TO PURCHASE, THE MANAGEMENT OF THE PARTNERSHIP, MONIES LOANED OR ADVANCED, SERVICES RENDERED TO THE PARTNERSHIP OR ITS PARTNERS, OR ANY OTHER CLAIMS ARISING OUT OF OR RELATED TO THE SIGNATORY'S OWNERSHIP OF UNITS IN THE PARTNERSHIP.

         NOTWITHSTANDING ANY PROVISION IN THE PARTNERSHIP AGREEMENT OR ANY PURCHASE AGREEMENT TO THE CONTRARY, THE SIGNATORY HEREBY AND THEREBY DIRECTS EACH GENERAL PARTNER OF THE PARTNERSHIP TO MAKE ALL DISTRIBUTIONS AFTER THE PURCHASER ACCEPTS THE TENDERED UNITS FOR PAYMENT TO THE PURCHASER OR ITS DESIGNEE. Subject to and effective upon acceptance for payment of any Unit tendered hereby and thereby, the Signatory hereby requests that the Purchaser be admitted to the Partnership as a limited partner under the terms of the Partnership Agreement. Upon request, the Signatory will execute and deliver additional documents deemed by the Information Agent or the Purchaser to be necessary or desirable to complete the assignment, transfer and purchase of Units tendered hereby and thereby and will hold any distributions received from the Partnership after the Expiration Date in trust for the benefit of the Purchaser and, if necessary, will promptly forward to the Purchaser any such distributions immediately upon receipt. The Purchaser reserves the right to transfer or assign, in whole or in part,

                               Annex II - Page 2
from time to time, to one or more of its affiliates, the right to purchase Units tendered pursuant to the offer to purchase, but any such transfer or assignment will not relieve the Purchaser of its obligations under the offer to purchase or prejudice the rights of tendering limited partners to receive payment for Units validly tendered and accepted for payment pursuant to the offer to purchase.

         By executing the enclosed Acknowledgment and Agreement, the Signatory represents that either (i) the Signatory is not a plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or
Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), or an entity deemed to hold "plan assets" within the meaning of 29 C.F.R. Section 2510.3-101 of any such plan, or (ii) the tender and acceptance of Units pursuant to the offer to purchase will not result in a nonexempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

         The Signatory understands that a tender of Units to the Purchaser will constitute a binding agreement between the Signatory and the Purchaser upon the terms and subject to the conditions of the offer to purchase. The Signatory recognizes that under certain circumstances set forth in the offer to purchase, the Purchaser may not be required to accept for consideration any or all of the Units tendered hereby. In such event, the Signatory understands that any Acknowledgment and Agreement for Units not accepted for payment may be returned to the Signatory or destroyed by the Purchaser (or its agent). THIS TENDER IS IRREVOCABLE, EXCEPT THAT UNITS TENDERED PURSUANT TO THE OFFER TO PURCHASE MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE OR ON OR AFTER NOVEMBER 14, 2002 IF UNITS VALIDLY TENDERED HAVE NOT BEEN ACCEPTED FOR PAYMENT.

         THE SIGNATORY HAS BEEN ADVISED THAT THE PURCHASER IS AN AFFILIATE OF THE GENERAL PARTNER OF THE PARTNERSHIP AND THE GENERAL PARTNER DOES NOT MAKE ANY RECOMMENDATION AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING UNITS IN THE OFFER TO PURCHASE. THE SIGNATORY HAS MADE HIS OR HER OWN DECISION TO TENDER UNITS. THE SIGNATORY ALSO REPRESENTS AND WARRANTS THAT HE OR SHE WAS ADVISED TO CONSULT AN ATTORNEY WITH RESPECT TO HIS OR HER DECISION WHETHER TO TENDER HIS/HER INTEREST(S).

         The Signatory hereby and thereby represents and warrants for the benefit of the Partnership and the Purchaser that the Signatory owns the Units tendered hereby and thereby and has full power and authority and has taken all necessary action to validly tender, sell, assign, transfer, convey and deliver the Units tendered hereby and thereby and that when the same are accepted for payment by the Purchaser, the Purchaser will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof, and such Units will not be subject to any adverse claims and that the transfer and assignment contemplated herein and therein are in compliance with all applicable laws and regulations.

         All authority herein or therein conferred or agreed to be conferred shall survive the death or incapacity of the Signatory, and any obligations of the Signatory shall be binding upon the heirs, personal representatives, trustees in bankruptcy, legal representatives, and successors and assigns of the Signatory.

         The Signatory represents and warrants that, to the extent a certificate evidencing the Units tendered hereby and thereby (the "original certificate") is not delivered by the Signatory together with the Acknowledgment and Agreement,
(i) the Signatory represents and warrants to the Purchaser that the Signatory has not sold, transferred, conveyed, assigned, pledged, deposited or otherwise disposed of any portion of the Units, (ii) the Signatory has caused a diligent search of its records to be taken and has been unable to locate the original certificate, (iii) if the Signatory shall find or recover the original certificate evidencing the Units, the Signatory will immediately and without consideration surrender it to the Purchaser; and (iv) the Signatory shall at all times indemnify, defend, and save harmless the Purchaser and the Partnership, its successors, and its assigns from and against any and all claims, actions, and suits, whether groundless or otherwise, and from and against any and all liabilities, losses, damages, judgments, costs, charges, counsel fees, and other expenses of every nature and character by reason of honoring or refusing to honor the original certificate when presented by or on behalf of a holder in due course of a holder appearing to or believed by the Partnership to be such, or by issuance or delivery of a replacement certificate, or the making of any payment, delivery, or credit in respect of the original certificate without surrender thereof, or in respect of the replacement certificate.

                               Annex II - Page 3

          INSTRUCTIONS FOR COMPLETING THE ACKNOWLEDGMENT AND AGREEMENT

1. REQUIREMENTS OF TENDER. To be effective, a duly completed and signed Acknowledgment and Agreement (or facsimile thereof) and any other required documents must be received by the Information Agent at one of its addresses (or its facsimile number) set forth herein before midnight, New York Time, on the Expiration Date, unless extended. To ensure receipt of the Acknowledgment and Agreement and any other required documents, it is suggested that you use overnight courier delivery or, if the Acknowledgment and Agreement and any other required documents are to be delivered by United States mail, that you use certified or registered mail, return receipt requested.

Our records indicate that you own the number of Units set forth in Box 2 entitled "Description of Units Tendered" on the Acknowledgment and Agreement under the column entitled "Total Number of Units Owned (#)." If you would like to tender only a portion of your Units, please so indicate in the space provided in the box.

THE METHOD OF DELIVERY OF THE ACKNOWLEDGMENT AND AGREEMENT AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING LIMITED PARTNER AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE INFORMATION AGENT. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

2. SIGNATURE REQUIREMENTS.

INDIVIDUAL AND JOINT OWNERS -- After carefully reading the Letter of Transmittal and completing the Acknowledgment and Agreement, to tender Units, limited partners must sign at the "X" in the Signature Box (Box 1) of the Acknowledgment and Agreement. The signature(s) must correspond exactly with the names printed (or corrected) on the front of the Acknowledgment and Agreement. NO SIGNATURE GUARANTEE ON THE ACKNOWLEDGMENT AND AGREEMENT IS REQUIRED IF THE ACKNOWLEDGMENT AND AGREEMENT IS SIGNED BY THE LIMITED PARTNER (OR BENEFICIAL OWNER IN THE CASE OF AN IRA). If any tendered Units are registered in the names of two or more joint owners, all such owners must sign the Acknowledgment and Agreement.

TRUSTEES, CORPORATIONS, PARTNERSHIP AND FIDUCIARIES -- Trustees, executors, administrators, guardians, attorneys-in-fact, officers of a corporation, authorized partners of a partnership or other persons acting in a fiduciary or representative capacity must sign at the "X" in the Signature Box and have their signatures guaranteed by an Eligible Institution by completing the signature guarantee set forth in Box 3 in the Acknowledgment and Agreement. If the Acknowledgment and Agreement is signed by trustees, administrators, guardians, attorneys-in-fact, officers of a corporation, authorized partners of a partnership or others acting in a fiduciary or representative capacity, such persons should, in addition to having their signatures guaranteed, indicate their title in the Signature Box and must submit proper evidence satisfactory to the Purchaser of their authority to so act (see Instruction 3 below).

3. DOCUMENTATION REQUIREMENTS. In addition to the information required to be completed on the Acknowledgment and Agreement, additional documentation may be required by the Purchaser under certain circumstances including, but not limited to, those listed below. Questions on documentation should be directed to the Information Agent at its telephone number set forth herein.

DECEASED OWNER (JOINT TENANT)           --   Copy of death certificate.

DECEASED OWNER (OTHERS)                 --   Copy of death certificate (see also
                                             Executor/Administrator/Guardian
                                             below).

EXECUTOR/ADMINISTRATOR/GUARDIAN         --   Copy of court appointment documents
                                             for executor or administrator; and
                                             (a) a copy of applicable provisions
                                                 of the will (title page,
                                                 executor(s)' powers, asset
                                                 distribution); or
                                             (b) estate distribution documents.

ATTORNEY-IN-FACT                        --   Current power of attorney.
                                      -1-

CORPORATION/PARTNERSHIP                    --   Corporate resolution(s) or
                                                other evidence of authority to
                                                act. Partnerships should
                                                furnish a copy of the
                                                partnership agreement.

TRUST/PENSION PLANS                        --   Unless the trustee(s) are named
                                                in the registration, a copy of
                                                the cover page of the trust or
                                                pension plan, along with a copy
                                                of the section(s) setting
                                                forth names and powers of
                                                trustee(s) and any amendments
                                                to such sections or appointment
                                                of successor trustee(s).

4. TAX CERTIFICATIONS. The limited partner(s) tendering Units to the Purchaser pursuant to the Offer must furnish the Purchaser with the limited partner(s)' taxpayer identification number ("TIN") and certify as true, under penalties of perjury, the representations in Box 6 and Box 7 of the Acknowledgment and Agreement. By signing the Signature Box, the limited partner(s) certifies that the TIN as printed (or corrected) on Acknowledgment and Agreement in the box entitled "Description of Units Tendered" and the representations made in Box 6 and Box 7 of the Acknowledgment and Agreement are correct. See attached Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 for guidance in determining the proper TIN to give the Purchaser.

U.S. PERSONS. A limited partner that is a U.S. citizen or a resident alien individual, a domestic corporation, a domestic partnership, a domestic trust or a domestic estate (collectively, "U.S. Persons"), as those terms are defined in the Code, should follow the instructions below with respect to certifying Box 6 and Box 7 of the Acknowledgment and Agreement.

BOX 6 - SUBSTITUTE FORM W-9.

Part (i), Taxpayer Identification Number -- Tendering limited partners must certify to the Purchaser that the TIN as printed (or corrected) on the Acknowledgment and Agreement in the box entitled "Description of Units Tendered" is correct. If a correct TIN is not provided, penalties may be imposed by the Internal Revenue Service (the "IRS"), in addition to the limited partner being subject to backup withholding.

Part (ii), Backup Withholding -- In order to avoid 30% Federal income tax backup withholding, the tendering limited partner must certify, under penalty of perjury, that such limited partner is not subject to backup withholding. Certain limited partners (including, among others, all corporations and certain exempt non-profit organizations) are not subject to backup withholding. Backup withholding is not an additional tax. If withholding results in an overpayment of taxes, a refund may be obtained from the IRS.

When determining the TIN to be furnished, please refer to the following as a guide:

Individual accounts - should reflect owner's TIN.

Joint accounts - should reflect the TIN of the owner whose name appears first.

Trust accounts - should reflect the TIN assigned to the trust.

IRA custodial accounts - should reflect the TIN of the custodian (not necessary to provide).

Custodial accounts for the benefit of minors - should reflect the TIN of the minor.

Corporations, partnership or other business entities - should reflect the TIN assigned to that entity.

By signing the Signature Box, the limited partner(s) certifies that the TIN as printed (or corrected) on the front of the Acknowledgment and Agreement is correct.

BOX 7 - FIRPTA AFFIDAVIT -- Section 1445 of the Code requires that each limited partner transferring interests in a partnership with real estate assets meeting certain criteria certify under penalty of perjury the representations made in Box 7, or be subject to withholding of tax equal to 10% of the consideration for interests purchased. Tax withheld under Section 1445 of the Code is not an additional tax. If withholding results in an overpayment of tax, a refund may be claimed from the IRS.

FOREIGN PERSONS -- In order for a tendering limited partner who is a Foreign Person (i.e., not a U.S. Person, as defined above) to qualify as exempt from 30% backup withholding, such foreign limited partner must submit a statement, signed under penalties of perjury, attesting to that individual's exempt status. Forms for such statements can be obtained from the Information Agent.

5. VALIDITY OF ACKNOWLEDGMENT AND AGREEMENT. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of an Acknowledgment and Agreement and other required documents will be determined by the Purchaser and such determination will be final and binding. The Purchaser's interpretation of the terms and conditions of the Offer (including these Instructions for the Acknowledgment and Agreement) will be final and binding. The Purchaser will have the right to waive any irregularities or conditions as to the manner of tendering. Any irregularities in connection with tenders, unless waived, must be cured within such time as the Purchaser shall determine. The Acknowledgment and Agreement will not be valid until any irregularities have been cured or waived. Neither the Purchaser nor the Information Agent are under any duty to give notification of defects in an Acknowledgment and Agreement and will incur no liability for failure to give such notification.

6. ASSIGNEE STATUS. Assignees must provide documentation to the Information Agent which demonstrates, to the satisfaction of the Purchaser, such person's status as an assignee.

7. TRANSFER TAXES. The amount of any transfer taxes (whether imposed on the registered holder or such person) payable on account of the transfer to such person will be deducted from the consideration unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted.

8. SPECIAL PAYMENT AND DELIVERY INSTRUCTIONS. If consideration is to be issued in the name of a person other than the person signing the Signature Box of the Acknowledgment and Agreement or if consideration is to be sent to someone other than such signer or to an address other than that set forth on the Acknowledgment and Agreement in the box entitled "Description of Units Tendered," the appropriate boxes on the Acknowledgment and Agreement must be completed.

             GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION

                          NUMBER ON SUBSTITUTE FORM W-9

     GUIDELINES FOR DETERMINING THE PROPER IDENTIFICATION NUMBER TO GIVE THE PAYER - - Social Security numbers have nine digits separated by two hyphens: i.e., 000-00-0000. Employer identification numbers have nine digits separated by only one hyphen: i.e., 00-0000000. The table below will help determine the number to give the payer.

---------------------------------------------------------------------------------------------------------------------------
                                                                    GIVE THE TAXPAYER IDENTIFICATION
FOR THIS TYPE OF ACCOUNT:                                           NUMBER OF --
---------------------------------------------------------------------------------------------------------------------------
1.   An individual account                                          The individual

2.   Two or more individuals (joint account)                        The actual owner of the account or, if combined
                                                                    Funds, the first individual on the account

3.   Husband and wife (joint account)                               The actual owner of the account or, if joint funds,
                                                                    Either person

4.   Custodian account of a minor (Uniform Gift to Minors Act)      The minor (2)

5.   Adult and minor (joint account)                                The adult or, if the minor is the only contributor,
                                                                    the minor (1)

6.   Account in the name of guardian or committee for a             The ward, minor or incompetent person (3)
     designated ward, minor or incompetent person (3)

7.   a.  The usual revocable savings trust account (grantor         The grantor trustee (1)
     is also trustee)
                                                                    The actual owner (1)
     b.  So-called trust account that is not a legal or valid
     trust under state law

8.   Sole proprietorship account                                    The owner (4)

9.   A valid trust, estate or pension trust                         The legal entity (Do not furnish the identifying number
                                                                    of the personal representative or trustee unless the
                                                                    legal entity itself is not designated in the account
                                                                    title.) (5)

10.  Corporate account                                              The corporation

11.  Religious, charitable, or educational organization             The organization
     account

12.  Partnership account held in the name of the business           The partnership

13.  Association, club, or other tax-exempt organization            The organization

14.  A broker or registered nominee                                 The broker or nominee

15.  Account with the Department of Agriculture in the name         The public entity
     of a public entity (such as a State or local government,
     school district, or prison) that receives agricultural
     program payments

(1)   List first and circle the name of the person whose number you furnish.

(2)   Circle the minor's name and furnish the minor's social security number.

(3) Circle the ward's or incompetent person's name and furnish such person's social security number or employer identification number.

(4) Show your individual name. You may also enter your business name. You may use your social security number or employer identification number.

(5) List first and circle the name of the legal trust, estate, or pension trust.

NOTE: If no name is circled when there is more than one name, the number will be considered to be that of the first name listed.

            GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
                         NUMBER ON SUBSTITUTE FORM W-9

    OBTAINING A NUMBER -- If you do not have a taxpayer identification number or you do not know your number, obtain Form SS-5, Application for a Social Security Number Card (for individuals), or Form SS-4, Application for Employer Identification Number (for businesses and all other entities), at the local office of the Social Security Administration or the Internal Revenue Service and apply for a number.

    PAYEES EXEMPT FROM BACKUP WITHHOLDING

    Payees specifically exempted from backup withholding on ALL payments include the following:

    - A corporation.
    - A financial institution.
    - An organization exempt from tax under section 501(a) of the Internal Revenue Code of 1986, as amended (the "Code"), or an individual retirement plan.
    - The United States or any agency or instrumentality thereof.
    - A State, the District of Columbia, a possession of the United States, or any subdivision or instrumentality thereof.
    - A foreign government, a political subdivision of a foreign government, or any agency or instrumentality thereof.
    - An international organization or any agency or instrumentality thereof.
    - A registered dealer in securities or commodities registered in the U.S. or a possession of the U.S.
    - A real estate investment trust.
    - A common trust fund operated by a bank under section 584(a) of the Code.
    - An exempt charitable remainder trust, or a non-exempt trust described in section 4947 (a)(1).
    - An entity registered at all times under the Investment Company Act of 1940.
    - A foreign central bank of issue.
    - A futures commission merchant registered with the Commodity Futures Trading Commission.

    Payments of dividends and patronage dividends not generally subject to backup withholding include the following:

    - Payments to nonresident aliens subject to withholding under section 1441 of the Code.
    - Payments to Partnerships not engaged in a trade or business in the U.S. and which have at least one nonresident partner.
    - Payments of patronage dividends where the amount received is not paid in money.
    - Payments made by certain foreign organizations.
    - Payments made to an appropriate nominee.
    - Section 404(k) payments made by an ESOP.

    Payments of interest not generally subject to backup withholding include the following:

    - Payments of interest on obligations issued by individuals. NOTE: You may be subject to backup withholding if this interest is $600 or more and is paid in the course of the payer's trade or business and you have not provided your correct taxpayer identification number to the payer.
    - Payments of tax exempt interest (including exempt interest dividends under section 852 of the Code).
    - Payments described in section 6049(b)(5) of the Code to nonresident aliens.
    -  Payments on tax-free covenant bonds under section 1451 of the Code.
    -  Payments made by certain foreign organizations.
    -  Payments of mortgage interest to you.
    -  Payments made to an appropriate nominee.

    Exempt payees described above should file a substitute Form W-9 to avoid possible erroneous backup withholding. FILE THIS FORM WITH THE PAYER. FURNISH YOUR TAXPAYER IDENTIFICATION NUMBER, WRITE "EXEMPT" ON THE FACE OF THE FORM, AND RETURN IT TO THE PAYER. IF THE PAYMENTS ARE INTEREST, DIVIDENDS, OR PATRONAGE DIVIDENDS, ALSO SIGN AND DATE THE FORM. IF YOU ARE A NONRESIDENT ALIEN OR A FOREIGN ENTITY NOT SUBJECT TO BACKUP WITHHOLDING, FILE WITH PAYER A COMPLETED INTERNAL REVENUE FORM W-8 (CERTIFICATE OF FOREIGN STATUS).

    Certain payments other than interest, dividends, and patronage dividends, that are not subject to information reporting are also not subject to backup withholding. For details, see the regulations under sections 6041, 6041A(A), 6045, and 6050A of the Code.

    PRIVACY ACT NOTICE -- Section 6109 of the Code requires most recipients of dividend, interest, or other payments to give correct taxpayer identification numbers to payers who must report the payments to the IRS. The IRS uses the numbers for identification purposes. Payers must be given the numbers whether or not recipients are required to file a tax return. Payers must generally withhold 30% of taxable interest, dividend, and certain other payments to a payee who does not furnish a correct taxpayer identification number to a payer. Certain penalties may also apply.

    PENALTIES

    (1) PENALTY FOR FAILURE TO FURNISH TAXPAYER IDENTIFICATION NUMBER - - If you fail to furnish your correct taxpayer identification number to a payer, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

    (2) CIVIL PENALTY FOR FALSE INFORMATION WITH RESPECT TO WITHHOLDING -- If you make a false statement with no reasonable basis that results in no imposition of backup withholding, you are subject to a penalty of $500.

    (3) CRIMINAL PENALTY FOR FALSIFYING INFORMATION -- Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

     FOR ADDITIONAL INFORMATION CONTACT YOUR TAX CONSULTANT OR THE INTERNAL REVENUE SERVICE.

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

         The Acknowledgment and Agreement and any other documents required by the Letter of Transmittal should be sent or delivered by each limited partner or such limited partner's broker, dealer, bank, trust company or other nominee to the Information Agent at one of its addresses set forth below.

                     THE INFORMATION AGENT FOR THE OFFER IS:

                      RIVER OAKS PARTNERSHIP SERVICES, INC.


               By Mail:                          By Overnight Courier:                        By Hand:

             P.O. Box 2065                         111 Commerce Road                      111 Commerce Road
     S. Hackensack, NJ 07606-2065                 Carlstadt, NJ 07072                    Carlstadt, NJ 07072
                                              Attn: Reorganization Dept.             Attn: Reorganization Dept.

             By facsimile:                                                          For information please call:

            (201) 460-2889                                                            TOLL FREE (888) 349-2005
                                                                                                 Or
                                                                                           (201) 896-1900


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